     As filed with the Securities and Exchange Commission on October 9, 1996


                            Registration No.333-1634
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                 --------------


                                 AMENDMENT NO. 7


                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                SPORTSTRAC, INC.
                 (Name of small business issuer in its charter)

        Delaware                       7380                    84-1320893
------------------------    ---------------------------    ------------------
(State or other juris-      Primary Standard Industrial     (I.R.S. Employer
 diction of organization)    Classification Code No.)      Identification No.)

                            6900 E. Belleview Avenue
                                    Suite 200
                            Englewood, Colorado 80111
                                 (303) 771-3733
                          (Address and telephone number
         of principal executive offices and principal place of business)

                                 Marc Silverman
                             Chief Executive Officer
                            6900 E. Belleview Avenue
                                    Suite 200
                            Englewood, Colorado 80111
                                 (303) 771-3733
            (Name, address and telephone number of agent for service)

                                   Copies to:
Hartley T. Bernstein, Esq.                             Michael F. Mulpeter, Esq.
Bernstein & Wasserman, LLP                             Cohn & Birnbaum P.C.
950 Third Avenue                                       100 Pearl Street
New York, NY  10022                                    Hartford, CT  06103-4500

(212) 826-0730                                         (203) 493-2200
(212) 371-4730 (Fax)                                   (203) 727-0361 (Fax)

     Approximate date of proposed sale to the public: As soon as reasonably practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

                                                              continued overleaf

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

====================================================================================================================================
                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
Title of Each Class of Securities to be     Amount to be       Proposed Maximum        Proposed Maximum      Amount of Registration
              Registered                   Registered (1)     Offering Price Per   Aggregate Offering Price            Fee
                                                                 Security (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share       1,380,000             $6.00                 $8,280,000                $2,854.94
(3)
------------------------------------------------------------------------------------------------------------------------------------
Underwriter's Purchase Option  to
purchase shares of Common Stock (4)           120 ,000             $0.001                      $120                    $0.04
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
underlying Underwriter's Purchase Option       120,000             $9.90                 $1,188,000                  $409.62
(4)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                    $9,468,120                $3,264.60 (5)
====================================================================================================================================

     (1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Act"), this Registration Statement covers such additional indeterminate number of shares of Common Stock as may be issued by reason of adjustments in the number of shares of Common Stock pursuant to anti-dilution provisions contained in the Underwriter's Purchase Option. Because such additional shares of Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.

     (2)  Estimated solely for purposes of calculating registration fee.

     (3) Includes 180,000 shares of Common Stock subject to the Underwriter's over-allotment option (the "Over-Allotment Option").

     (4) The Underwriter's Purchase Option entitles the Underwriter to purchase up to 120,000 shares of Common Stock at $9.90 per share (the "Underwriter's Purchase Option")

     (5)  Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                SPORTSTRAC, INC.

                              CROSS REFERENCE SHEET
               (Showing Location in the Prospectus of Information
              Required by Items 1 through 23, Part I, of Form SB-2)

     Item in Form SB-2                        Prospectus Caption
     -----------------                        ------------------
1.   Front of Registration
     Statement and Outside Front
     Cover of Prospectus................      Facing Page of Registration
                                              Statement; Outside Front
                                              Page of Prospectus
2.   Inside Front and Outside Back
     Cover Pages of Prospectus..........      Inside Front Cover Page of
                                              Prospectus; Outside Back Cover
                                              Page of Prospectus
3.   Summary Information and Risk
     Factors............................      Prospectus Summary; Risk Factors

4.   Use of Proceeds....................      Use of Proceeds

5.   Determination of Offering Price....      Outside Front Cover Page of
                                              Prospectus; Underwriting;
                                              Risk Factors

6.   Dilution...........................      Dilution; Risk Factors

7.   Selling Securityholders............      Not Applicable

8.   Plan of Distribution...............      Outside Front Cover Page of
                                              Prospectus; Risk Factors;
                                              Underwriting

9.   Legal Proceedings..................      Business-Litigation

10.  Directors, Executive Officers,
     Promoters and Control Persons......      Management

11.  Security Ownership of Certain
     Beneficial Owners and Management...      Principal Stockholders


12.  Description of Securities..........      Description of Securities;
                                              Underwriting

13.  Interest of Named Experts and

     Counsel............................     Experts; Legal Matters

14.  Disclosure of Commission Position
     on Indemnification for
     Securities Act Liabilities.........     Underwriting; Certain Transactions

15.  Organization Within Last 5 Years...     Prospectus Summary; The Company;
                                             Business

16.  Description of Business............     Business; Risk Factors

17.  Management's Discussion and
     Analysis or Plan of Operation......     Management's Discussion and
                                             Analysis of Financial Condition
                                             and Results of Operations

18.  Description of Property............     Business - Facilities

19.  Certain Relationships and
     Related Transactions...............     Certain Transactions

20.  Market for Common Equity and
     Related Stockholder Matters........     Outside Front Cover Page of
                                             Prospectus; Prospectus Summary;
                                             Description of Securities;
                                             Underwriting

21.  Executive Compensation.............     Management - Executive
                                             Compensation

22.  Financial Statements...............     Selected Financial Data;
                                             Financial Statements

23.  Changes in and Disagreements
     with Accountants on Accounting
     and Financial Disclosures..........     Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.



                  SUBJECT TO COMPLETION, DATED OCTOBER 9, 1996


PROSPECTUS

                                SportsTrac, Inc.

                        1,200,000 Shares of Common Stock
                            par value $.01 per share

                        Offering Price Per Share - $6.00

                                 --------------

     SportsTrac, Inc., a Delaware corporation (the "Company" or "SportsTrac"), hereby offers (the "Offering") 1,200,000 shares of common stock, par value $.01 per share (the "Common Stock" or "Shares"). See "Risk Factors" and "Description of Securities."

     Prior to this Offering, there has been no public market for the Common Stock. The offering price of the Common Stock has determined by negotiations between the Company and Sterling Foster & Co., Inc., the underwriter of this Offering (the "Underwriter"), and does not necessarily bear any relationship to the Company's assets, book value, net worth or results of operations or any other established criteria of value. The Underwriter may enter into arrangements with one or more broker-dealers to act as co-underwriters of this Offering. For additional information regarding the factors considered in determining the initial public offering price of the Common Stock, see "Risk Factors - No Prior Public Market Common Stock; Possible Volatility of Stock Price," "Description of Securities" and "Underwriting."


     The Company has applied for the inclusion of the Common Stock on the National Association of Securities Dealers ("NASD") OTC Bulletin Board, an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than on a national stock exchange or The Nasdaq Stock Market, Inc. ("Nasdaq"), and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for a national stock exchange or Nasdaq. There can be no assurance that the Company's application for inclusion of its Common Stock on the OTC Bulletin Board will be approved or that, if approved, a regular trading market for its Common Stock will develop after this Offering or that, if developed, a regular trading market will be sustained. In the event the Common Stock is not included on the OTC Bulletin Board, quotes for the Common Stock may be included in the "pink sheets" for the over-the-counter market. If the Company's Common Stock trades for less the $5.00 per share on the OTC Bulletin Board or the "pink sheets," it will become subject to the Commission's penny stock disclosure requirements. While the Company has applied for inclusion of its Common Stock on the Nasdaq SmallCap Market, the application was denied by the Nasdaq staff. The Company's appeal was denied by the Nasdaq Listing Qualifications

Panel ("Listing Committee"). The Company is in the process of appealing the determination of the Listing Committee and has requested the Nasdaq Listing and Hearing Review Committee ("Review Committee") to review the decision of the Listing Committee. There can be no assurance that an appeal by the Company to the Review Committee to review the decision of the Listing Committee will be permitted or, if permitted, that an appeal will be successful. See "Risk Factors
- Lack of Prior Market for Common Stock; No Assurance of Public Trading Market; Denial of Nasdaq Listing" and "Penny Stock Regulations May Impose Certain Restrictions on Marketability of Company's Common Stock."

                                 --------------

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE COMMON STOCK OFFERED HEREBY AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "DILUTION" and "RISK FACTORS" which begin on Page _____.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                       Price                                    Proceeds
                         To        Underwriting Discounts          To
                       Public      And Commissions (1)         Company (2)
--------------------------------------------------------------------------------
Per Share                $6.00             $0.60                   $5.40

Total (3)....       $7,200,000          $720,000              $6,480,000
--------------------------------------------------------------------------------



                   The date of this Prospectus is ______, 1996

                           STERLING FOSTER & CO., INC.
                               Investment Bankers

(Notes to Cover)

----------
(1) Does not reflect additional compensation to be received by the Underwriter from the Company in the form of: (i) a non-accountable expense allowance of $216,000 ($248,400 if the Over-Allotment Option (as hereinafter defined) is exercised in full) (ii) a three (3) year financial advisory and investment banking agreement providing for aggregate fees of $100,000 payable in advance at the closing of this Offering, and (iii) an option to purchase 120,000 shares of Common Stock at $9.90 per share (the "Underwriter's Purchase Option"), exercisable for a period of four (4) years commencing one (1) year from the effective date of this Offering. The Company and the Underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $666,000 including the Underwriter's non-accountable expense allowance and financial advisory fee referred to in Footnote (1) (not assuming exercise of the Over-Allotment Option), registration fees, transfer agent fees, NASD fees, Blue Sky filing fees and expenses, legal fees and expenses, and accounting fees and expenses. After deducting such expenses, the net proceeds to the Company will be approximately $5,814,000. See "Use of Proceeds" and "Underwriting."

(3) Does not include 180,000 additional shares of Common Stock to cover over-allotments which the Underwriter has an option to purchase for thirty
     (30) days from the date of this Prospectus at the initial public offering prices, less the Underwriter's discount (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and the estimated expenses including the Underwriter's non-accountable expense allowance and financial advisory fee will be $8,280,000, 828,000, and $698,400, respectively, and the total net proceeds to the Company will be $6,753,600. See "Underwriting."

     The securities are offered by the Underwriter on a "firm commitment" basis, when, as and if delivered to and accepted by the Underwriter, and subject to prior sale, allotment and withdrawal, modification of the offer with notice, receipt and acceptance by the Underwriter named herein and subject to its right to reject orders in whole or in part and to certain other conditions. It is expected that the delivery of the certificates representing the Common Stock and payment therefor will be made at the offices of the Underwriter on or about _____, ___ 1996.

                              AVAILABLE INFORMATION

     The Company does not presently file reports and other information with the Securities and Exchange Commission (the "Commission"). However, following completion of this Offering, the Company intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by its independent public accounting firm and such interim reports, in each case as it may determine to furnish or as may be required by law. After the effective date of this Offering, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith will file reports, proxy statements and other information with the Commission.

     Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis, and Retrieval System (EDGAR). The Company has filed with the Commission a registration statement on Form SB-2 (herein together with all amendments and exhibits referred to as the "Registration Statement") under the Act of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information reference is made to the Registration Statement.


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER WILL NOT OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET.


     A SIGNIFICANT AMOUNT OF THE COMMON STOCK TO BE SOLD IN THIS OFFERING MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITER WHICH MAY AFFECT THE MARKET FOR AND LIQUIDITY OF THE COMPANY'S COMMON STOCK IN THE EVENT THAT ADDITIONAL BROKER-DEALERS DO NOT MAKE A MARKET IN THE COMPANY'S COMMON STOCK, OF WHICH THERE CAN NO ASSURANCE. SUCH CUSTOMERS SUBSEQUENTLY MAY ENGAGE IN TRANSACTIONS FOR THE SALE OR PURCHASE OF THE COMMON STOCK THROUGH AND/OR WITH THE UNDERWRITER. THE UNDERWRITER HAS ADVISED THE COMPANY THAT IT PRESENTLY CANNOT QUANTIFY THE AMOUNT OF THE COMPANY'S COMMON STOCK THAT MAY BE SOLD TO ITS CUSTOMERS. THE UNDERWRITER HAS ALSO ADVISED THE COMPANY THAT IT HAS NO AGREEMENTS OR ARRANGEMENTS IN

EFFECT WITH CUSTOMERS RELATING TO THE PURCHASE OR SALE OF THE COMPANY'S COMMON STOCK AND IT DOES NOT EXPECT TO HAVE AGREEMENTS OR ARRANGEMENTS IN THE FUTURE.


     THE UNDERWRITER IS NOT CURRENTLY AUTHORIZED BY THE NASD TO ACT AS A MARKET MAKER OF SECURITIES INCLUDED ON THE OTC BULLETIN BOARD (THOUGH THE UNDERWRITER MAY OTHERWISE EFFECT TRANSACTIONS IN THE COMPANY'S COMMON STOCK). AS A RESULT, THE PRICES AND LIQUIDITY OF THE COMMON STOCK OFFERED HEREUNDER MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, TO WHICH THE UNDERWRITER OTHERWISE PARTICIPATES IN SUCH MARKET AND BY WHETHER OR NOT OTHER BROKER DEALERS MAKE A MARKET IN, OR OTHERWISE PARTICIPATE IN THE MARKET FOR, THE COMPANY'S COMMON STOCK. THE UNDERWRITER HAS ADVISED THE COMPANY THAT IT CANNOT DETERMINE AT PRESENT WHICH BROKER DEALERS, IF ANY, WILL MAKE A MARKET IN THE COMPANY'S COMMON STOCK. SEE "RISK FACTORS--LACK OF PRIOR MARKET FOR COMMON STOCK; NO ASSURANCE OF PUBLIC TRADING MARKET; DENIAL OF NASDAQ LISTING." THE UNDERWRITER MAY DISCONTINUE ITS PARTICIPATION IN SUCH MARKET AT ANY TIME OR FROM TIME TO TIME.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information (including financial statements and notes thereto) contained in this Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere herein. In addition, unless otherwise indicated to the contrary, all information appearing herein (i) does not give effect to (a) 180,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option; (b) 120,000 shares of Common Stock issuable upon exercise of the Underwriter's Purchase Option; (c) shares of Common Stock issuable upon exercise of 2,000,000 Class A Warrants (which are owned by certain Bridge Lenders of the Company) and (d) 210,000 employee stock options and 180,000 warrants to purchase Common Stock, (ii) gives effect to the Company's January 1996 20-for-1 stock split and the March 1996 1.2-for-1 stock split, and (iii) gives effect to certain transactions effected immediately prior to the date of this Prospectus. See "Bridge Financing," "Description of Securities," "Certain Transactions," "Underwriting," and "Management - Stock Option Plans and Agreements." Each prospective investor is urged to read this Prospectus in its entirety.

                                   THE COMPANY

     SportsTrac, Inc., a Delaware corporation ("SportsTrac" or the "Company"), is a development stage business established in April 1995 (under the name Bogart International Associates, Inc.) to develop and market products designed to enhance and monitor athletic performance. The first product developed by the Company, The SportsTrac(TM) System, is a skill evaluation tool that can measure a person's hand-eye coordination and chart day-to-day variations in performance. The Company filed a trademark application on May 6, 1996 with respect to a trademark of the name of The SportsTrac(TM) System, and is presently using the name for promotional purposes.


     The SportsTrac(TM) System is presently in use (on an experimental basis) by professional baseball, hockey and basketball teams. Presently, this professional level sports team version of The SportsTrac(TM) System is the only version in use and it is in use only in an uncompleted pilot program, is not yet fully tested or engineered, and is not ready for commercial production and sale to professional sports teams. The Company is endeavoring to adapt the same developed technology by creating prototype versions for a kiosk-based evaluation and information delivery system for health and fitness clubs, as well as for a skill analyzer for golfers and other recreational sports enthusiasts. Additionally, the Company will also endeavor to adapt The SportsTrac(TM) System to a consumer entertainment version which will allow users to "compete" against professional athletes. However, the Company has not yet begun commercial production of any version of its SportsTrac(TM) System which the Company anticipates will be commercially available to any of its targeted markets. There can be no assurances that should such adaptations be successfully completed, that such adaptations will achieve market acceptance. See "Business-Versions of the Company's Single Product."


     The Company anticipates that it will first establish the value of its developed technology at the professional sports level, and then apply the same technology and analysis to the broad base of recreational athletes, teams and sports clubs. The SportsTrac(TM) System is already in use at the professional sports level. The Company has established a pilot program with the Los Angeles Dodgers (Major League Baseball), New York Rangers (a National Hockey League team through their affiliate in the American Hockey League), Minnesota Timberwolves (National Basketball Association) and Callaway Golf. Recently, the Company signed purchase agreements with the Palm Springs Suns ( a minor league baseball team) and U.S. Golf and Entertainment, Inc. (owners of golf driving ranges) to install The SportsTrac(TM) System (identical to the professional sports team version) in early 1997. The purchase price for each such system is $20,000.


     The SportsTrac(TM) System is based closely on the Critical Tracking Task ("CTT"), a tool created by Systems Technology, Inc. ("STI") for the United States Airforce to evaluate whether military pilots could control experimental aircraft. Since the initial conception of the CTT, 40 years of field testing by the Department of Defense, NASA and the Department of Transportation has supported the CTT's accuracy in assessing the motor skill level of astronauts, pilots, ship captains, and heavy equipment operators. Although the CTT technology was originally developed in an analog format, the scientists at STI adapted the technology to be used with computers and computer software in the early 1960s. The Company has secured an exclusive sub-license from BioFactors, Inc. ("BFI") to market the CTT technology. This sub-license agreement grants the

Company exclusive rights solely for sports-related and sports-entertainment applications, so as to not compete with BFI's non-invasive fitness for duty testing device ("FACTOR 1000(TM)") for safety-related industrial settings. See "Business" for a further discussion of the sub-license agreement.

     BFI licenses the software and associated protocols and methodology for the CTT technology from STI. Although BFI's exclusive licensing agreement expires in 2008 (assuming the exercise of all available extensions), as does the Company's own sublicensing agreement with BFI, the Company has negotiated an agreement with STI which allows the Company to assume BFI's rights and obligations should such licensing agreement terminate earlier. This agreement will remain in effect, until the scheduled expiration date of both the license and sublicense agreement, so long as the Company is not in default under any terms of its sublicense agreement with BFI. Pursuant to the Company's sublicense agreement with BFI, the Company agreed to pay BFI $1,000,000, all of which has been paid. In addition, the Company agreed to issue 180,000 warrants to BFI which were subsequently assigned. See "Certain Relationships and Related Transactions." The Company is obligated to pay BFI quarterly royalties equal to 8.5 % of the cash receipts from the sale of the Company's products based on the sublicensed technology. Under the terms of the sublicensing agreement, BFI may not register a service mark in connection with the name, marketing, selling or sublicensing of the SportsTrac(TM) System. See "Risk Factors -- Potential Loss of Licensed Technology May Affect Operations," "Use of Proceeds" and "Description of Securities."

     The Company maintains its executive offices at 6900 E. Belleview Avenue, Suite 200, Englewood, Colorado 80111, telephone number (303) 771-3733.

     See "Risk Factors" for a discussion of certain factors that should be considered in evaluating the Company and its business.

                                  THE OFFERING

Common Stock Offered
 by the Company..................       1,200,000 shares of Common Stock at a
                                        price of $6.00 per Share. See
                                        "Description of Securities."

Common Stock Outstanding Prior
  to the Offering................       2,904,000

Common Stock Outstanding
 Subsequent to
  the Offering (1) ..............       4,104,000



Use of Proceeds..................       The net proceeds to the Company from the
                                        sale of the Common Stock offered hereby
                                        are estimated to be $5,814,000. The net
                                        proceeds are expected to be applied for
                                        the following purposes: Repayment of
                                        certain indebtedness, expansion of the
                                        Company's marketing efforts, product
                                        development and for working capital
                                        purposes.

Risk Factors.....................       The securities are subject to a high
                                        degree of risk and substantial dilution.
                                        See "Risk Factors" and "Dilution."

Proposed OTC Bulletin
 Board Symbol  (2)...............       SPRT

----------
(1) Does not give effect to (i) 2,000,000 shares of Common Stock issuable upon exercise of Class A Warrants owned by Bridge Lenders of the Company; (ii) 180,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option; (iii) 120,000 shares of Common Stock issuable upon exercise of the Underwriter's Purchase Option; (iv) 180,000 shares of Common Stock issuable upon exercise of certain warrants, and (viii) 480,000 shares of Common Stock issuable upon exercise of employee stock options. See "Bridge Financing," "Certain Transactions and "Description of Securities."
(2) Application has been made for the inclusion of the Common Stock on the OTC Bulletin Board. See "Risk Factors - Lack of Prior Market for Common Stock; No Assurance of Public Trading Market; Denial of Nasdaq Listing."

                          SUMMARY FINANCIAL INFORMATION

     The following summary information has been summarized from the Company's financial statements included elsewhere in the prospectus. This information should be read in conjunction with the financial statements and the related notes thereto. See "Financial Statements."

Summary Statement of Operations

                                 Period April 25, 1995       Six Months ended     Cumulative during
                                 (Inception) to 12/31/95     6/30/96              Development Stage
                                 -----------------------     ----------------     -----------------
Revenues                              $         0              $         0           $         0
Gross Profits                         $         0              $         0           $         0
Operating (loss)                      $  (821,525)             $  (691,976)          $(1,513,501)
Net (loss)                            $  (821,525)             $  (691,976)          $(1,513,501)
Net (loss) per share                  $      (.26)             $      (.22)          $      (.49)
Weighted average number of common

 shares outstanding                     3,114,000                3,114,000             3,114,000
                                      -----------              -----------           -----------


Summary Balance Sheet Data
                                   December 31,       June 30,
                                      1995             1996
                                   ------------     ------------
Working Capital (deficit)           $(621,503)      $(1,188,846)
Total assets                        $ 996,181       $ 1,245,304
Total liabilities                   $ 680,706       $ 1,315,805
Deficit accumulated during
 development stage                  $(821,525)      $(1,513,501)
Stockholders' equity (Deficit)      $ 315,475       $   (70,501)
-------------

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative and involves a high degree of risk and substantial dilution and should only be purchased by investors who can afford to lose their entire investment. Prospective purchasers, prior to making an investment, should carefully consider the following risks and speculative factors, as well as other information set forth elsewhere in this Prospectus, associated with this Offering, including the information contained in the Financial Statements herein.

     1. Limited Operating History; Net Losses. The Company was formed in April 1995 for the purpose of developing and marketing devices to enhance athletic performance. For the period April 25, 1995 (inception) to June 30, 1996, the Company had net losses of $1,513,501. There can be no assurance that the Company will be able to operate profitably due to its limited operating history. The Company is subject to many business risks which include, but are not limited to, unforeseen marketing and promotional expenses, unforeseen negative publicity, competition, and lack of operating experience. Many of the risks may be unforeseeable or beyond the control of the Company. There can be no assurance that the Company will successfully implement its business plan in a timely or effective manner, or that management of the Company will be able to market and sell enough products to generate sufficient revenues and continue as a going concern. There can be no assurance that the Company will not continue to incur net losses in the future or that it will be able to operate profitably. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations," "Business," Use of Proceeds," "Certain Transactions" and "Financial Statements."

     2. Qualified Auditor's Report of Accountants. As a result of the Company's current financial condition, the Company's independent auditors have qualified their report on the Company's financial statement for the period ended December 31, 1995. The Company incurred a net loss for the period April 25, 1995 (inception) to December 31, 1995 of $821,525. The Company's independent auditor's report on the financial statements includes an explanatory paragraph stating that the Company's ability to continue in the normal course of business is dependent upon successful completion of its planned public offering of equity capital and the success of future operations. These factors raise a substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will not continue to incur net losses in the future. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations," "Business," "Use of Proceeds" and "Financial Statements and Notes."

     3. Dependence on Offering Proceeds; Possible Need for Additional Financing May Affect Operations. The Company's cash requirements have been and will continue to be significant. The Company believes that the net proceeds of this Offering, together with revenues generated from operations, will be sufficient to conduct the Company's operations, for at least eighteen (18) months. The Company is dependent on the proceeds from this Offering in order to further expand its operations. In the event that these plans change, or the costs of development of operations prove greater than anticipated, the Company could be required to curtail its expansion or to seek additional financing sooner than currently anticipated. The Company believes that its operations would be restricted absent expansion. The Company has no current arrangements with respect to such additional financing and there can be no assurance that such additional financing, if available, will be on terms acceptable to the Company. See "Use Of Proceeds."

     4. Dependence on Key Personnel. The Company is dependent, in particular, upon the services of Michael Mellman, M.D., its Chairman of the Board and Marc Silverman, its Chief Executive Officer. The Company has not entered into an employment agreement with either of Dr. Mellman or Mr. Silverman. After the Offering the Company will apply for a key person life insurance policy on Mr. Silverman with coverage in the amount of approximately $1,000,000, payable to the Company, and will endeavor to keep such policy in force for a period of three (3) years. The Company does not intend to apply for a key person life insurance policy on the life of Dr. Mellman. Since Messrs. Mellman and Silverman are involved in all aspects of the Company's business, there can be no assurance that suitable replacements could be found if Messrs. Mellman and Silverman were unable to perform services for the Company. As a consequence, the loss of either Messrs. Mellman or Silverman could have a material adverse effect upon the Company. See "Management." In addition, the Company's ability to develop and market its products and fulfill its business plans will depend, in large part, on its ability to attract and retain qualified personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain such personnel.

     5. Dependence Upon Manufacturers. The SportsTrac(TM) System control device ("the control panel") is assembled to the Company's specifications by an unaffiliated small assembly firm located in Denver, Colorado using "off-the-shelf" components. The Company currently maintains an adequate inventory of control panels. There is no written agreement between the Company and such assembler. If the present assembler were unable to produce control panels, the Company could be adversely affected in the short term. See "Business."

     6. Competition. Although, at present, the competition for performance-related testing is limited, there may be numerous entries as the market develops. The Company is aware of technologies which have been developed for research purposes which, while not currently marketed commercially, could be made available to the Company's intended marketplace. Potential competitors may have greater financial, marketing and technical resources than the Company. To the extent that competitors achieve a performance or price advantage, the Company could be at a competitive disadvantage. See "Business -- Competition."

     7. Initial Reliance Upon a Single Product May Affect Revenues. Since the Company will initially market a single product, The SportsTrac(TM) System, the Company's ability to achieve its market plan will depend in significant part upon the acceptance of The SportsTrac(TM) System by professional and recreational athletes and athletic organizations. Lack of acceptance by such organizations or consumers, or inconsistent or inadequate results would seriously limit the Company's ability to generate revenues and force the Company to pursue and market other products.

     8. Dependence on Emerging Market; Uncertainty of Market Acceptance. A segment of the Company's services includes evaluating elite professional athletes using The SportsTrac(TM) System, which has been used on an experimental basis for less than one year with a limited number of clients. Currently, The SportsTrac(TM) System is installed at 3 locations, although the Company has entered into discussions with several other professional sports organizations to install the system on an experimental basis. There can be no assurance, however, that any additional professional sports organizations will agree to utilize the system on an experimental basis, or otherwise. Broader acceptance may require lengthy periods of review. Additional installations may be dependent upon the results achieved with the current clients, as well as upon pricing, and athlete and union acceptance. Furthermore, the ability of the Company to provide customized software and data analysis, as well as reconfiguring the parameters of both, may influence whether other installations are made. While the Company believes that it presently has the ability to produce and reconfigure customized software and data analysis, based upon its experience with the SportsTrac(TM) System, there can be no assurances, however, that such services can be provided in the future. Additionally, there can be no assurances that the results at such installed sites will be sufficiently positive to achieve wide acceptance. Achieving market acceptance for the Company's products will require substantial marketing efforts and the expenditure of significant funds to inform potential customers of the availability of those products. The Company intends to apply a portion of the proceeds of the Offering to its marketing efforts. See "Use of Proceeds," and "Versions of the Company's Single Product- Professional SportsTrac(TM) System."


     9. No Assurance of Ability to Manage Growth. The Company's growth strategy will require expanded services and increased personnel throughout the Company, including expanded operational systems. There can be no assurances that management can manage the specific expansion described herein, considering that such expansion is subject to circumstances beyond its control, nor can there be any assurance that the Company will be able to recruit the necessary employees and managers required for such growth.

     10. Dependence on Assistance for Proprietary Technology. The Company's product, The SportsTrac(TM) System, relies on the Critical Tracking Task ("CTT") technology, which is protected under one patent and two copyrights, the use of which is sub-licensed by the Company from BioFactors, Inc. ("BFI") pursuant to a sub-license agreement. BFI, as the sublicensor to the Company, has obtained certain rights to use the CTT pursuant to a license granted to BFI by Systems Technology, Inc. ("STI"), which is not affiliated with either BFI or the Company. The CTT is considered one of the "benchmark" measures of human hand-eye performance and is protected under one patent and two copyrights. The Company has utilized the CTT technology for use in The SportsTrac(TM) System. The Company will rely on STI for scientific validation of the CTT technology. Should the Company modify or enhance the CTT technology for any of its projected uses, STI will provide scientific validation of the technology. To date, the CTT technology has not been modified so as to require STI's validation. This will be done by STI's scientists and will be performed on a project-by-project basis and is not pursuant to a written agreement. STI's scientists provide statistical analysis of reported test results from the pilot program. The Company maintains an on-going working relationship with STI's scientists. The loss of STI's scientific validation of the CTT technology or access to STI's scientists (if the Company desires to modify the CTT technology) could materially adversely affect the Company's operations.

     11. Potential Loss of Licensed Technology May Affect Operations. The Company's sublicense of the CTT technology expires on November 24, 2008 (assuming the exercise of all available extensions), as does BFI's license with STI. If the Company does not market, sell or manufacture products other than The SportsTrac(TM) System and any other products relying upon the CTT technology, the expiration of the license could have a material adverse effect on the Company's revenue. There can be no assurance that the Company will be able to extend the term of the sub-license beyond November 24, 2008 or that the Company will be able to market, sell or manufacture any products which do not rely on the CTT technology. The Company has negotiated an agreement with BFI and STI which allows the Company to assume BFI's rights and obligations should BFI's licensing agreement with STI terminate earlier. This agreement will remain in effect until the scheduled expiration date of both the license and sublicense agreements, so long as the Company is not in default under any terms of its sublicense agreement with BFI.

     12. Lack of Trademark and Servicemark Protection. The Company has filed an application to register a trademark for the name of The SportsTrac(TM) System and may register or file other applications in the future. No assurances can be made that the trademark will be granted. On occasion, such applications may be opposed by third parties. The Company intends to pursue all available legal remedies to vigorously defend its rights to its trademarks to the extent it has resources available to fund such activities. Although to date no claims have been brought against the Company alleging that it infringes on the intellectual property rights of others, there can be no assurance that such claims will not be brought against the Company in the future, or that if made, such claims will not be successful. In addition to any potential monetary liability for damage, the Company could be required to obtain a license in order to continue to use the trademarks in question or could be enjoined from using such trademarks if such a license were not made available on acceptable terms. If the Company becomes involved in such litigation, it may divert significant Company resources, which could have a material adverse effect on the Company and its results of operations, and, if such a claim were successful, the Company's business could be materially adversely affected. The Company currently does not hold any patents on products.

     13. Broad Discretion in Application of Proceeds In Management. While the Company presently intends to use the net proceeds of this Offering as described in the "Use of Proceeds" section of this Prospectus, management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this Offering, as well as any proceeds received upon any exercise of outstanding warrants or options, in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. Pending use of such proceeds, the net proceeds of this Offering will be deposited in interest bearing accounts, or invested in government obligations or certificates of deposit. See "Use of Proceeds."

     14. No Prior Public Market for Common Stock; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the shares of Common Stock. The initial public offering price was determined by negotiation between the Company and the representatives of the Underwriter, and may not be indicative of the market price for such securities in the future, and do not necessarily bear any relationship to the Company's assets, book value, net worth or results of operations of the Company or any other established criteria of value. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. Frequently, such fluctuations have been unrelated or disproportionate to the operating performance of such companies. These fluctuations, as well as general economic and market conditions, may have a material adverse effect on the market price of the shares of Common Stock. See "Underwriting - Determination of Public Offering Price," "Description of Securities" and "Financial Statements."


     15. Lack of Prior Market for Common Stock; No Assurance of Public Trading Market; Denial of Nasdaq Listing. Prior to this Offering, no public trading market existed for the Common Stock. There can be no assurances that a public trading market for the Common Stock will develop or that a public trading market, if developed, will be sustained. The Company's application to list the Common Stock on the Nasdaq SmallCap Market was denied by the Nasdaq staff, which denial was affirmed by the Listing Committee, because of its concerns regarding the Company's early stage of development, the Company's significant losses, nominal revenue anticipated for 1996 and the lack of sufficient revenue producing contracts to meet its 1997 projections. The Company is in the process of appealing the determination of the Listing Committee and has requested the Review Committee to review the decision of the Listing Committee. There can be no assurance that an appeal by the Company to the Review Committee to review the decision of the Listing Committee will be permitted or, if permitted, that an appeal will be successful. Although the Company has applied for the inclusion of the Common Stock on the OTC Bulletin Board, there can be no assurance that such application will be approved or that, if approved, a regular trading market for the Common Stock will develop after this Offering or that, if developed, a regular trading market will be sustained. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than a national stock exchange or Nasdaq and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for a national securities exchange or Nasdaq. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and purchasers of the Common Stock may be unable to resell the Common Stock offered hereby at or near their original offering price or at any price. In the event the Common Stock is not included on the OTC Bulletin Board, quotes for the Common Stock may be included in the "pink sheets" for the over-the-counter market. In any event, because certain restrictions may be placed upon the sale of securities at prices under $5.00, unless such securities qualify for an exemption from the "penny stock" rules, such as a listing on The Nasdaq SmallCap Market, some brokerage firms will not effect transactions in the Company's Common Stock and it is unlikely that any bank or financial institution will accept such securities as collateral, which could have a material adverse effect in developing or sustaining any market for the Common Stock. See "Risk Factors - Penny Stock Regulations May Impose Certain Restrictions on Marketability of Company's Common Stock."



     The Underwriter is not currently authorized by the NASD to act as a market maker of securities included on the OTC Bulletin Board. The prices and liquidity of the Company's Common Stock may be adversely affected by the Underwriter's inability to act as a market maker. The Underwriter cannot determine at this time whether or not other broker dealers will act as a market maker of the Company's Common Stock. Although it has no legal obligation to do so, the Underwriter from time to time may otherwise effect transactions in the Company's Common Stock. However, there is no assurance that the Underwriter will continue to effect transactions in the Company's Common Stock. The prices and liquidity of the Company's Common Stock may also be significantly affected by the degree, if any, to which the Underwriter so effects transactions. In addition, the Underwriter may voluntarily discontinue such participation at any time. Further, the market for, and liquidity of, the Company's Common Stock may be materially adversely affected by the fact that a significant amount of the Common Stock may be sold to customers of the Underwriter.



     16. "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Company's Common Stock. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the Common Stock is included on the OTC Bulletin Board and is trading at less than $5.00 per share, it may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document (Schedule 15G) mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of purchasers in this Offering to sell the Company's Common Stock in the secondary market and the price at which such purchasers can sell any such Common Stock.



     17. Consideration Paid by Present Shareholders. The present shareholders of the Company have acquired their equity interests (2,904,000 shares) in the Company at a cost ($507,000 or $.17 per share) substantially below the offering price. Accordingly, the public investors will bear most of the risk of loss. See "Underwriting."




     18. Dilution. Investors in this Offering will suffer immediate substantial dilution of their investments (after giving effect to the proceeds received from the Bridge Financing), to the extent that the net tangible book value per share of Common Stock upon completion of this Offering will be $1.21, representing a dilution of $4.79 per share (80 %) from the $6.00 offering price of the shares (not including the Underwriter's Over Allotment Option). See "Dilution."



     19. No Dividends. The Company has not paid any dividends on its Common Stock since its inception and does not intend to pay dividends on its Common Stock in the foreseeable future. Any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company. Thus, investors should not participate in this offering expecting any dividend payments as part of their return on investment. See "Dividend Policy."



     20. Proceeds of Offering to Benefit Principal Shareholders and Directors. Upon the closing of the Offering, the Company intends to repay the Bridge Lenders $400,000 plus accrued interest. The Bridge Lenders (and the principal amounts to be paid and the securities issued to them) include The Holding Company ($65,000 and the issuance of 78,000 shares of Common Stock and 325,000 Warrants), Solomon Weisgal, as trustee ($15,000 and the issuance of 18,000 shares of Common Stock and 75,000 Warrants), and Ulster Investments Ltd. ($100,000 and the issuance of 120,000 shares of Common Stock and 500,000 Warrants). Burton W. Kanter is the President of The Holding Company. Mr. Kanter is the father of Joel Kanter, a principal stockholder of the Company, and Joshua Kanter , a director and Secretary of the Company. Solomon Weisgal is a director of the Company. Ulster Investment, Ltd. is an Antigua corporation which is owned by the St. John's Trust. The beneficiaries of the St. John's Trust are the members of the family of Burton W. Kanter (but not including Burton W. Kanter), including Joel Kanter, Josh Kanter and Janis Kanter, all of whom are shareholders of the Company. The Bridge Lenders did not pay any additional consideration for the Bridge Units. Purchasers of the Common Stock in this Offering are advised that such persons personally benefit in the completion of this Offering. In addition, the Company will repay an additional loan made by Ulster Investment, Ltd.

in the amount of $350,000. See "Use of Proceeds," "Bridge Financing," "Principal Stockholders" and "Certain Transactions".


     21. Shares Eligible for Future Sale May Adversely Affect the Market. All of the Company's currently outstanding shares of Common Stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of two (2) years may sell only an amount every three (3) months equal to the greater of (a)

one percent (1%) of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four (4) calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for three (3) years if there is adequate current public information available concerning the Company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. Immediately prior to the Effective Date, the Company will have 2,904,000 shares of its Common Stock issued and outstanding, all of which are "restricted securities." The total number of shares of Common Stock issued and outstanding does not include the exercise of up to 2,000,000 Warrants held by the Bridge Lenders to purchase up to 2,000,000 shares of the Company's Common Stock, the Underwriter's Purchase Option to purchase up to 120,000 shares of Common Stock, the Underwriter's Over-Allotment Option of 180,000 shares of Common Stock, other warrants to purchase up to 180,000 shares of Common Stock, and up to 480,000 shares of Common Stock issuable upon exercise of employee stock options. See "Bridge Financing" and "Description of Securities."



     Prospective investors should be aware that the possibility of resales by stockholders of the Company may, in the future, have a material depressive effect on the market price of the Company's Common Stock in any market which may develop, and therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See "Description of Securities."



     22. Underwriter's Purchase Option. In connection with this Offering, the Company will sell to the Underwriter, for nominal consideration ($120), an option to purchase an aggregate of 120,000 shares of Common Stock (the "Underwriter's Purchase Option"). The Underwriter's Purchase Option will be exercisable commencing one (1) year after the Effective Date and ending four (4) years after such date, at prices of $9.90 per Share, subject to certain adjustments. The holders of the Underwriter's Purchase Option will have the opportunity to profit from a rise in the market price of the Company's Common Stock, without assuming the risk of ownership. The Company may find it more difficult to raise additional capital if it should be needed for the business of the Company while the Underwriter's Purchase Option is outstanding. At any time when the holders thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Underwriter's Purchase Option. See "Underwriting."



     23. Limitation on Director Liability. As permitted by Delaware law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. See "Description of Securities."



     24. Certain Anti-Takeover Provisions Potentially Discouraging a Merger or other Change in Control. The ability of the Board of Directors to issue shares of preferred stock in one or more series and to determine the designation, voting and other rights, preferences, privileges and restrictions applicable to such shares, together with the heightened shareholder approval requirements associated with certain business combination transactions involving a Related Person (as defined) and applicable provisions of Delaware law may have the effect of discouraging a merger, tender offer, proxy contest or other transaction involving a change in control of the Company that has not received the prior approval of a majority of the Company's Board of Directors. See "Description of Securities."



     25. Additional Authorized Shares Available for Issuance May Adversely Affect the Market. The Company is authorized to issue 15,000,000 shares of its Common Stock, $.01 par value. If all of the 1,200,000 shares of Common Stock offered hereby are sold, there will be a total of 4,104,000 shares of Common Stock issued and outstanding. However, the total number of shares of Common Stock issued and outstanding does not include the exercise of up to 2,000,000 Warrants held by the Bridge Lenders to purchase up to 2,000,000 shares of the Company's Common Stock, the Underwriter's Purchase Option to purchase up to 120,000 shares of Common Stock, the Underwriter's Over-Allotment Option of 180,000 shares of Common Stock, other warrants to purchase up to 180,000 shares of Common Stock, and up to 480,000 shares of Common Stock issuable upon exercise of employee stock options. After reserving a total of 2,960,000 shares of Common Stock for issuance upon the exercise of all the options and warrants (including the Over-Allotment Option, the Underwriter's Purchase Option, other warrants of the Company, all of the Class A Warrants owned by the Bridge Lenders and employee stock options), the Company will have at least 7,936,000 shares of authorized but unissued Common Stock available for issuance without further shareholder approval including issuances under current outstanding options and warrants as well as issuances pursuant to employee stock option plans. As a result, any issuance of additional shares of Common Stock may cause current shareholders of the Company to suffer significant dilution and may adversely affect the market price of their shares. In addition, the Company is authorized to issue 100,000 shares of Preferred Stock. See "Description of Securities" and "Underwriting."

     26. Private Investigation Concerning Trading in Securities of Issuer Underwritten by Underwriter. The Company was advised that the Securities and Exchange Commission issued an order on March 17, 1995 authorizing a private investigation concerning trading in the securities of Lasergate Systems, Inc. The Underwriter acted as underwriter of a public offering of securities of Lasergate Systems, Inc. in October 1994 and has acted as a market maker of that issuer's securities since that time. An unfavorable resolution of the SEC's investigation may adversely affect the market for and liquidity of the Company's securities if the Underwriter is unable to make a market in the Company's securities and if additional broker-dealers do not make a market in the Company's securities.



     27. Recent NASD Action Involving Underwriter. The Company has been advised by the Underwriter that the NASD filed a complaint on September 18, 1996 (the "Complaint") against the Underwriter and various individuals associated or formerly associated with the Underwriter (collectively, the "Respondents"), alleging various violations of the Exchange Act and the NASD Rules of Fair Practice. The Complaint involves three companies whose initial public offerings were underwritten by the Underwriter. The Complaint alleges the use of fraudulent and manipulative devices in connection with the distribution and sale of securities of such companies; failure to comply with undertakings to submit various documents and information to the NASD's Corporate Financing Department for review and received unfair and unreasonable underwriting compensation in connection with transactions involving securities held by stockholders of such companies; fraudulent sales practices and unauthorized transactions with customers of the Underwriter; inadequate supervision of the activities of sales representatives relating to the various alleged violations; and inadequate written supervisory procedures to prevent the allegedly violative conduct. The Respondents have not yet filed an answer to the Complaint; however, it is their intention to deny all material allegations and alleged violations and to vigorously contest the proceeding.

     28. Inexperienced Underwriter May Affect Trading Market. This is the ______ public offering underwritten by Sterling Foster & Co., Inc. There can be no assurance that the Underwriter's limited experience as an underwriter of public offerings will not adversely affect the proposed public offering of the securities, the subsequent development of a trading market, if any, or the market for and liquidity of the Company's securities. Therefore, purchasers of the securities offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,200,000 shares of Common Stock offered hereby, are estimated to be $5,814,000 (after deducting approximately $720,000 in underwriting discounts, other expenses of this Offering estimated to be $666,000, which includes the Underwriter's non-accountable expense allowance of $216,000, and a $100,000 financial consulting fee payable to the Underwriter at the closing) (but not considering any exercise of the Over- Allotment Option or the Underwriter's Purchase Option).

     The Company based upon all currently available information, intends to utilize such proceeds approximately as follows:

                                                                Approximate
                                                Approximate     Percentage(%)
                                                Amount of       of Net
                                                Net Proceeds    Proceeds
                                                ------------    ------------

          Product Development                    $  800,000        13.76%
          Marketing and Sales                    $1,600,000        27.52%
          Repayment of Certain Indebtedness(1)   $1,100,000        18.92%

          Working Capital(2)                     $2,314,000        39.80%
                                                 ----------        ------


          Total..............................    $5,814,000          100%


     ----------
     (1) Represents the repayment of Bridge Loans in the aggregate principal amount of $400,000. The Bridge Loans are due and payable upon the earlier of December 31, 1996 or the closing of the Company's initial public offering and bear interest at the rate of 8% per annum. The proceeds of the Bridge Loans were used for working capital ($350,000) and as a source of funds to pay expenses associated with this Offering ($50,000). See "Bridge Financing." Also represents the repayment of two loans, each in the amount of $350,000, to Swiss American Bank Ltd. and Ulster Investment, Ltd. These loans are due and payable upon the earlier of October 31, 1996 and December 31, 1996, respectively, or the closing of the Company's initial public offering and bear interest at the rate of 15% per annum. The proceeds of such loans was used to pay the balance of the up-front licensing fees due to BFI under the Company's sublicense agreement. See "Bridge Financing" and "Certain Transactions."


     (2)  This amount will be utilized 50% for general and administrative expenses (including salaries, office space and equipment rental (including communication equipment), supplies and other miscellaneous expenses) and 50% for research and development (including engineering prototypes, statistical analysis and software development).

     The amounts set forth above are estimates. Should a reapportionment or redirection of funds be determined to be in the best interests of the Company, the actual amount expended to finance any category of expenses may be increased or decreased by the Company's Board of Directors, at its discretion.

     The Company believes that the proceeds of this Offering will enable the Company to expand its business. As a result, the Company believes that the net proceeds of this Offering, together with increased revenues generated from operations, will be sufficient to conduct the Company's operations for at least eighteen (18) months. The underwriting agreement does not prevent the Company from seeking bank financing, although there can be no assurance that such financing will be available on commercially reasonable terms. See "Risk Factors
- Dependence on Offering Proceeds; Possible Need for Additional Financing."

     To the extent that the Company's expenditures are less than projected and/or the proceeds of this Offering increase as a result of the exercise by the Underwriter of its Over-Allotment Option, the resulting balances will be retained and used for general working capital purposes. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, additional financing may be sought from other sources, such as debt financing from financial institutions, although there can be no assurance that such additional financing, if available, will be on terms acceptable to the Company. See "Risk Factors - Dependence on Offering Proceeds; Possible Need For Additional Financing." The net proceeds of this Offering that are not expended immediately may be deposited in interest bearing accounts, or invested in government obligations or certificates of deposit.

                                    DILUTION

     At June 30, 1996, the Company had outstanding an aggregate of 2,904,000 shares of Common Stock having an aggregate net tangible deficit value of $(1,141,238) or $(.39) per share, based upon operating activity through June 30, 1996. Net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of Common Stock outstanding. The shares of capital stock described above do not include any securities subject to any outstanding warrants or options.

     After giving effect to the sale of 1,200,000 shares of Common Stock by the Company with net proceeds of $5,914,000 (without deducting the $100,000 financial advisory fee),the pro forma tangible book value of the Common Stock would have been $4,964,847 or approximately $1.21 per share. This represents an immediate increase in pro forma net tangible book value of $1.60 per share to the present stockholders and an immediate dilution of $4.79 per share (80%) to the public purchasers. The following table illustrates the dilution which investors participating in this Offering will incur and the benefit to current stockholders as a result of this Offering:

          Public offering price of shares offered hereby(1)               $6.00
          Net tangible deficit per share                        $(.39)
          Increase per share attributable offered hereby                  $1.60
          Pro Forma net tangible book value per share
           after offering(3)                                    $1.21
          Dilution of net tangible book value per share to
           purchasers in this offering(2)(3)                    $4.79


     ----------
     (1) Before deduction of underwriting discounts, commission, fees and Offering expenses.

     (2) Assuming no exercise of the Over-Allotment Option and Underwriter's Purchase Option. See "Underwriting" and "Description of Securities."

     (3) Assuming no exercise of any outstanding warrants or options. See "Bridge Financing" and "Certain Transactions."

     The following table shows the number and percentage of shares of Common Stock purchased and acquired and the amount and percentage of consideration and average price per share paid by existing shareholders as of June 30, 1996 and to be paid by purchasers pursuant to this Offering (based upon the anticipated public offering price of $6.00 per share before deducting underwriting and commissions and estimated Offering expenses).

                                                            Aggregate
                           The Shares of                    Cash              Percentage of
                           Common Stock    Percent of       Consideration     Total Cash          Average Price
                           Purchased       Equity owned     Paid              Consideration       Per Share
                           ---------       ------------     ----              -------------       ---------
New Stockholders           1,200,000       29.24%           $7,200,000        93.42%              $6.00
Existing Stockholders      2,904,000       70.76%              507,000         6.58%                .17
                           ---------       ------           ----------        ------              -----
Total                      4,104,000         100%           $7,707,000          100%
                           ---------       ------           ----------        ------

     The foregoing table gives effect to the sale of the Common Stock underlying the shares offered hereby but without giving effect to the exercise of the

Underwriter's Purchase Option, or any securities issuable upon the exercise of the Over-Allotment Option or any outstanding options or warrants.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996 and as adjusted giving effect to the sale of 1,200,000 shares of Common Stock offered hereby and the application of net proceeds $5,914,000 therefrom assuming a public offering price of $6.00 per share. The table is not adjusted to give effect to the exercise of the Underwriter's Over-Allotment Option, Underwriter's Purchase Option, or any other outstanding warrants or options. This table should be read in conjunction with the Financial Statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

                                                   Actual(1)        Pro Forma(2)
                                                   -----------      ------------

     Notes Payable                                 $ 1,096,700      $      --
                                                   -----------      -----------
     Stockholders' equity:

     Common Stock, $.01 par value per
      share, 15,000,000 shares authorized,
      issued and outstanding 2,904,000,
      and 4,104,000 respectively                        29,040           41,040
                                                   -----------      -----------
     Preferred Stock, $.01 par value per
      share, 100,000 shares authorized,
      0 shares issued and outstanding                     --               --

     Additional paid-in capital                      1,413,960        7,315,960
                                                   -----------      -----------
     Deficit accumulated during the
      development stage                             (1,513,501)      (1,516,801)
                                                   -----------      -----------
     Total stockholders' (Deficit) equity              (70,501)       5,840,199
                                                   -----------      -----------
     Total capitalization                          $ 1,026,199        5,840,199
                                                   ===========      ===========

     ----------
     (1) Does not include the sale of 1,200,000 shares of Common Stock offered hereby.

     (2) Reflects the sale of 1,200,000 shares offered hereby and the anticipated application of the net proceeds of $4,817,300 therefrom, after deducting estimated Offering expense of $1,286,000 and the repayment of notes of $1,096,700 payable with the proceeds of the Offering. Does not give effect to a $100,000 fee payable to the Underwriter pursuant to a three (3) year financial advisory and investment banking agreement.

                                 DIVIDEND POLICY

     Holders of the Company's Preferred Stock or Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefore. The Company has not in the past and does not currently anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements and general business conditions. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

                                BRIDGE FINANCING

 From December, 1995 through February 1996, the Company borrowed an aggregate of $400,000 from the following ten (10) lenders (the "Bridge Lenders"): Ulster Investments Ltd ($100,000); The Holding Company ($65,000); Dune Holdings, Inc. ($100,000); Solomon A. Weisgal, as trustee ($15,000); Howard Kirschbaum as Custodian for Brian Kirschbaum under the Uniform Gift to Minors Act ($5,000); Scott Sinar ($5,000); Matthew Harriton ($20,000); John LaFalce ($10,000); Michael Lulkin ($30,000); and Hartley T. Bernstein ($50,000). None of the Bridge Lenders are affiliated with the Company other than Solomon A. Weisgal, a director of the Company, and The Holding Company, a principal stockholder of the Company. Burton W. Kanter is the president of The Holding Company. Mr. Kanter is the father of Joel Kanter, a principal stockholder of the Company, and Josh Kanter, a director and Secretary of the Company. Ulster Investment Ltd. is an Antigua corporation which is owned by the St. John's Trust. The beneficiaries of the St. John's Trust are members of the family of Burton W. Kanter (but not including Burton W. Kanter), including Joel Kanter, Josh Kanter and Janis Kanter, all of whom are shareholders of the Company. In exchange for making loans to the Company, each Bridge Lender received (i) a promissory note (each a "Bridge Note") and (ii) Bridge Units (aggregate 400,000 of such Bridge Units). Each of the Bridge Units is comprised of one (1) share of Common Stock and five
(5) Class A Warrants. Each of the Bridge Notes bears interest at the rate of eight percent (8%) per annum. The Bridge Notes are due and payable upon the earlier of (i) December 31, 1996 or (ii) the closing of an initial underwritten public offering of the Company's securities. The Company intends to use a portion of the proceeds of this Offering to repay the Bridge Lenders. See "Use of Proceeds." The Company entered into the bridge financing transactions because it required additional financing and no other sources of financing were available to the Company at that time. See "Description of Securities." With respect to the bridge financing, the Company did not engage a placement agent, the Bridge Lenders were identified by the Company's officers and directors, and no other solicitations were made. See "Certain Transactions" and "Underwriting."

                             SELECTED FINANCIAL DATA

     The selected financial data presented below for the Company's statement of operations for the period commencing April 25, 1995 (inception) to December 31, 1995 and the balance sheet data at December 31, 1995 are derived from the Company's financial statements which have been audited by Holtz Rubenstein & Co., LLP, independent public accountants, and which appear elsewhere in this prospectus. The statement of operations data for the six (6) months ended June 30, 1996 and cumulative during development stage, and the balance sheet data at June 30, 1996 are derived from unaudited financial statements which appear elsewhere in this Prospectus. Management believes that all adjustments necessary for a fair presentation have been made in such interim period. However, the results of operations for the interim period are not necessarily indicative of the Company's financial results for the entire current fiscal year. See "Financial Statements."

 Summary Statement of Operations
                                                                    Cumulative
                          Period April 25, 1995                     During
                          (Inception) to         Six Months ended   Development
                          12/31/95               6/30/96            Stage
                          -----------            -----------        -----------
Revenues                  $         0            $         0        $         0
Gross Profits             $         0            $         0        $         0
Operating (loss)          $  (821,525)           $  (691,976)       $(1,513,501)
Net (loss)                $  (821,525)           $  (691,976)       $(1,513,501)
Net (loss) per share      $      (.26)           $      (.22)              (.49)
Weighted average number
    of common shares
    outstanding             3,114,000              3,114,000          3,114,000
                          -----------            -----------        -----------

 Summary Balance Sheet Data
                                         December 31,     June 30,
                                             1995           1996
                                         ------------   ------------
Working Capital (deficit)                 $(621,503)    $(1,188,846)
Total assets                              $ 996,181     $ 1,245,304
Total liabilities                         $ 680,706     $ 1,315,805
Deficit accumulated during
 development stage                        $(821,525)    $(1,513,501)
Stockholders' equity (deficit)            $ 315,475        $(70,501)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND PLAN OF OPERATIONS

     The following discussion should be read in conjunction with historical financial statements of the Company and notes thereto included elsewhere herein:


Results of Operations

     SportsTrac, Inc. is a Delaware corporation, which from inception to the present, has been solely involved in the advancement of The SportsTrac(TM) System. The Company was formed in April, 1995 for the purposes of sub-licensing the Critical Tracking Task ("CTT") and to apply that technology to monitor and enhance athletic performance. The proceeds from this offering will enable the Company to proceed with its business plan for the continued development, application, marketing and distribution of the various versions of The SportsTrac(TM) System.

     To date, the Company has received no revenues from product sales. As a result of the Company's start-up expenses and product design costs, the Company had an accumulated deficit of $1,513,501 and $821,525 as of June 30, 1996 and December 31, 1995, respectively. The Company anticipates little revenues from product sales during the next twelve months and therefore expects to incur operating losses until such time as it can generate significant revenues from the sale of any version of its product. The Company believes it can significantly increase its overall revenues from product sales during the third and fourth quarters of 1997. The Company intends to seek third parties to distribute The SportsTrac(TM) System to health clubs and to retail consumers. The Company will maintain direct relationships with the professional organizations using its product.

Plan of Operation

     During the first twelve months of operations after completion of the offering, the Company will further refine the professional level sports team version of The SportsTrac(TM) System (which is not fully tested or ready for commercial production) for sale to professional sports teams as well as continue to adapt it to other formats. The Company will endeavor to develop and market new versions of its product based on the CTT technology, which serves as the basis of The SportsTrac(TM) System. No assurances can be made, however, that the Company will successfully produce its product or adapt the product to other uses. The Company plans to conduct market research studies and develop new versions of its product and prototypes thereof. The Company also intends to implement its marketing plan, develop promotional material, and attend trade shows and seminars. The Company believes its proprietary skills evaluation technology can be the foundation for a number of versions of its product, as hand-eye coordination is a fundamental skill in activities other than those to which the Company has begun to adapt The SportsTrac(TM) System. Additionally, the Company believes that opportunities to address these other market segments will arise based on the fundamental nature of the skill evaluated by The SportsTrac(TM) System's core technology. Even if the Company is able to successfully adapt The SportsTrac(TM) System to other formats, no assurances can be made that the adaptations will achieve market acceptance. By following a strategy of starting at the professional level before moving into consumer products, the Company believes it can most effectively leverage its marketing resources. However, to date the Company has developed only one product which is in use presently on an experimental basis; no assurance can be made that the Company will be successful in further developing and marketing its current product or other products.

     As of June 30, 1996, the Company employed four people on a full-time basis and one person on a part-time basis. The Company leases approximately 1,000 square feet of executive office space. The number of employees and the amount of space that the Company will need following the offering will vary according to the progress made in the marketing and distribution of its products.

Liquidity and Capital Resources

     As of June 30, 1996, the Company had a working capital deficit of $1,188,846. The Company remains in the development stage as it has not yet derived significant revenues from the sale of any version of its only product and requires the proceeds of the offering to commence meaningful marketing activities and the adaptation of its only product to various formats. The Company has funded its activities to date from initial capital contributions of the founders and Bridge Loans. See "Bridge Financing" and "Certain Transactions." The report of the Company's auditors contains an explanatory paragraph which discuss certain factors which raise substantial doubt about the Company's ability to continue as a going concern.

     The Company expects to incur substantial expenditures over the next eighteen months to implement its sales, marketing and other programs. The Company's management believe that the net proceeds of this offering (excluding any proceeds from the Underwriter's Over Allotment Option) will be sufficient to fund its liquidity needs for at least the next eighteen months.

                                    BUSINESS

General

     SportsTrac, Inc., a Delaware corporation ("SportsTrac" or the "Company"), is a development stage business established in April 1995 (under the name Bogart International Associates, Inc.) to develop and market products designed to enhance and monitor athletic performance. The first product developed by the Company, The SportsTrac(TM) System, is a skill evaluation tool that can measure a person's hand-eye coordination and chart day-to-day variations in performance. The Company filed a trademark application on May 6, 1996 with respect to a trademark of the name of The SportsTrac(TM) System, and is presently using the name for promotional purposes.


     The SportsTrac(TM) System is presently in use (on an experimental basis) by professional baseball, hockey and basketball teams. Presently, this professional level sports team version of The SportsTrac(TM) System is the only version in use, and it is in use only in an uncompleted pilot program, is not fully tested or engineered, and is not ready for commercial production and sale to professional sports teams. The Company is endeavoring to adapt the same developed technology, by creating prototype versions, for a kiosk-based evaluation and information delivery system for health and fitness clubs, as well as for a skill analyzer for golfers and other recreational sports enthusiasts. Additionally, the Company will endeavor to adapt The Sports Trac(TM) System to a consumer entertainment version which will allow users to "compete" against professional athletes. However, the Company has not yet begun commercial production of any version of its Sports Trac(TM) System which the Company anticipates will be commercially available to any of its targeted markets. Should any adaptation of The SportsTrac(TM) System be produced, there can be no assurances that such adaptation will achieve market acceptance.



     The Company anticipates that it will first establish the value of its developed technology at the professional sports level, and then apply the same technology and analysis to the broad base of recreational athletes, teams and sports clubs. The SportsTrac(TM) System is already in use at the professional sports level. The Company has established a pilot program with the Los Angeles Dodgers (Major League Baseball), New York Rangers (a National Hockey League team through their affiliate in the American Hockey League), Minnesota Timberwolves (National Basketball Association) and Callaway Golf. Recently, the Company signed purchase agreements with the Palm Springs Suns ( a minor league baseball team) and U.S. Golf and Entertainment, Inc. (owners of golf driving ranges) to install The SportsTrac(TM) System in early 1997. Each agreement calls for the installation of one SportsTrac(TM) System (identical to the professional sports team version) for a purchase price of $20,000. The agreements provide for: (1) two days of on-site training in conjunction with installation; (2) provisions for maintenance and repairs by the

Company; and (3) the requirement by the Company to supply updates and modifications to the systems.


     This pilot program is scheduled to continue until the conclusion of each professional team's current season, at which time the Company anticipates that, except for aesthetic changes, each system will be fully tested and engineered and ready for commercial production and sale to other professional level sports teams. While professional sports teams have participated in the pilot program, their participation should not be understood to be an endorsement or promotion of the Company's product by any professional team, or the athletes who utilize The SportsTrac(TM) System in the pilot program.

     The Company is unaware of any product other than The SportsTrac(TM) System which provides an objective and reliable measurement of the core skills needed in sports such as baseball, hockey, basketball, golf, and tennis. Recently, a study which tested professional baseball players at two minor league affiliates of the Los Angeles Dodgers (the "Study"), and which was administered by Dr. Michael Mellman, the Company's Chairman of the Board, was completed. The Study is a computer - based assessment of baseball player performance, and was initiated with permission of BioFactors, Inc. ("BFI"), which holds the exclusive license for commercial implementation of the CTT technology. The Study's subject consisted of fifty (50) minor league players who were tested over a two to three month period using an early prototype version of the Company's only product, The SportsTrac(TM) System. The study detected a strong correlation between SportsTrac(TM) System scores and the on-field performance of professional athletes. In addition, the study revealed that the most successful baseball players achieved higher SportsTrac(TM) scores than did other players. Importantly, players found that tracking on The SportsTrac(TM) System was a simple, enjoyable addition to their pre-game preparation. The Study is not an endorsement of or promotion by the Los Angeles Dodgers, the two minor league affiliates or the players who participated in the Study.

     The SportsTrac(TM) System is based closely on the Critical Tracking Task ("CTT"), a tool created by Systems Technology, Inc. ("STI") for the United States Airforce to evaluate whether military pilots could control experimental aircraft. Since the initial conception of the CTT, 40 years of field testing by the Department of Defense, NASA and the Department of Transportation has supported the CTT's accuracy in assessing the motor skill level of astronauts, pilots, ship captains, and heavy equipment operators. Although the CTT technology was originally developed in an analog format, the scientists at STI adapted the technology to be used with computers and computer software in the early 1960s. The Company has secured an exclusive sublicense from BFI to market the CTT technology. This sublicense agreement grants the Company exclusive rights solely for sports-related and sports-entertainment applications, so as to not compete with BFI's non-invasive fitness for duty testing device ("FACTOR 1000(TM)") for safety-related industrial settings. BFI obtained the exclusive license from STI and developed a prototype on-field athletic performance system which was a research prototype used to validate the application of the CTT and Factor 1000(TM) technologies to evaluate athletic performance, which BFI did not and has not developed for commercial production. In addition, the license granted by BFIpursuant to the sublicense agreement was a license of the Factor 1000(TM) technology developed by BFI, and a sublicense of the CTT technology, which technologies the Company subsequently incorporated in its SportsTrac(TM) System.

     BFI licenses the software and associated protocols and methodology for the CTT technology from STI. Although BFI's exclusive licensing agreement expires in 2008 (assuming the exercise of all available extensions), as does the Company's own sublicense agreement with BFI, the Company has negotiated an agreement with STI which allows the Company to assume BFI's rights and obligations should the original licensing agreement be termined earlier. This agreement will remain in effect, until the scheduled expiration date of both the license and sublicense agreements, so long as the Company is not in default under any terms of its sublicense agreement with BFI. Pursuant to the Company's sublicense agreement with BFI, the Company agreed to pay BFI $1,000,000, all of which has been paid. In addition, the Company agreed to issue 180,000 warrants to BFI, which were subsequently assigned. See "Certain Relationships and Related Transactions." The

Company is also obligated to pay BFI quarterly royalties equal to 8.5 % of the cash receipts from the sale of the Company's products based on the sublicensed technology. Under the terms of the sublicense agreement, BFI may not register a trademark or service mark in connection with the name, marketing, selling or sublicensing of the SportsTrac(TM) System. See "Risk Factors -- Potential Loss of Licensed Technology May Affect Operations," "Use of Proceeds" and "Description of Securities."

     The SportsTrac(TM) System is designed to provide more than just a raw measure of hand-eye coordination scores. Extensive military and industrial use has shown that the CTT, which is the core technology of the Company's product, provides a unique window into a person's mental and physical readiness. As a result of this extensive use of the CTT technology, as well as the results of the Study, the Company believes that The SportsTrac(TM) System can serve as a powerful tool for identifying the playing rhythms of an athlete, as well as assessing players who need a rest, rehabilitated players ready to play again, and talented prospects who have the basic skills to compete at the professional level. The Company believes that The SportsTrac(TM) System will also appeal to amateur athletes who work to improve their athletic performance, fine-tune their training and game preparation, and emulate their favorite professional stars.

     Presently, the Company provides data analysis for its pilot program participants. As athletes use SportsTrac, their scores are encrypted, stored on The SportsTrac(TM) System computer and then transferred via modem by a system administrator to a computer at SportsTrac, Inc. The Company's chairman, Dr. Michael Mellman, then decrypts the scores and creates charts which display each player's SportsTrac scores during the previous one to six weeks. These charts visually demonstrate how a player's SportsTrac performance (maximum score, standard deviation, and moving average) changes over time, as well as which players consistently achieve high SportsTrac scores.

     Using these charts and specified game data, SportsTrac, Inc. can evaluate players' SportsTrac performance and identify performance trends. For example, tracking data may identify a group of players that consistently scores best on travel days, or another group that scores well with extra rest. SportsTrac delivers to each participant a weekly player report containing the scoring charts, trend analysis (if any) and individual player profiles.

     The Company believes that The SportsTrac(TM) System technology is adaptable to a variety of formats, including health and fitness clubs and golf, for which prototypes have been developed but which are not yet fully engineered or ready for commercial production. There can be no assurances that the adaptation of The SportsTrac(TM) System technology to various formats will be completed, or if completed that such adaptions will achieve market acceptance. The professional version of The SportsTrac(TM) System combines a laptop computer and control panel with electronic delivery of data to the Company's headquarters. The Company anticipates that every version of The SportsTrac(TM) System, except for the proposed consumer entertainment version, will require the use of a personal computer and not necessarily a laptop computer. Additionally, even though the Company does not anticipate that all versions of The SportsTrac(TM) System will require data transmittal to the Company for analysis (as the Company believes that only professional sports teams will need and be willing to pay for such a service), however, should markets for other versions of The SportsTrac(TM) System demand data transmittal to the Company for analysis, the Company will endeavor to provide the service. However, since the hardware component of The SportsTrac(TM) System is small enough to be built into a handheld unit, like the proposed consumer entertainment version, it could include an on-board automated analysis of the test scores.

     The health and fitness club version of The SportsTrac(TM) System, which is still under development and presently only exists in a prototype form, will be housed in a free-standing kiosk and will include automated analysis of scores and delivery of health, nutrition and other information of interest to users. The Company believes that this device will meet the needs of health club organizations looking for add-on benefits for members and provide a convenient, practical gateway to the sports and medical information available on the Internet. The Company anticipates that commercial production of this version of The SportsTrac(TM)System will begin in the first quarter of 1997. However, there can be no assurances that the Company will successfully complete the adaptation of The SportsTrac(TM) System to this format, or that once adapted, will achieve market acceptance. See "Business - Versions of the Company's Single Product."

     The Company has initiated a research project with Callaway Golf to determine how The SportsTrac(TM) System can most benefit amateur and professional golfers. Preliminary results from this pilot program indicate that the benefits of The SportsTrac(TM) System will apply equally to other athletic endeavors. The Company believes it can capture a share of the $1 billion spent annually on golf-related products with a small, portable unit sold in golf specialty stores and pro shops. The golf version of The SportsTrac(TM) System will be designed for the 5 million avid golfers who spend more than $2,100 on golf annually and seek the latest high-technology enhancement products. The Company anticipates that commercial production of this version of the SportsTrac(TM)System will begin in the second quarter of 1997. However, there can be no assurances that the Company will successfully complete the adaptation of the SportsTrac(TM) System to this format, or that once adapted, will achieve market acceptance. See "Business - Versions of the Company's Single
Product."

     The Company also believes that the competitive aspect of The SportsTrac(TM) System can be emphasized in a consumer version that enables users to compete against the performance profile of professional sports stars. Unlike a typical video game, upon completion of the proposed adaptation of the SportsTrac(TM) System technology scheduled for the first quarter of 1997, the SportsTrac(TM) System game will be a device "used by the pros" and will incorporate the actual scores of professional athletes. The Company anticipates that The SportsTrac(TM) System game, published on CD-ROM or in a dedicated device, will include full-motion video and advanced graphical displays.

     The Company maintains its executive offices at 6900 E. Belleview Avenue,

Suite 200, Englewood, Colorado 80111, telephone number (303) 771-3733.

Development of The SportsTrac(TM) System

     To give athletes and coaches the evaluation tool they need, the Company has licensed and adapted proven performance measurement technology developed for astronauts, pilots, and other skilled users. This technology, known as the Critical Tracking Task ("CTT"), has been in daily use since the 1960s. The CTT has been used to evaluate and predict whether astronauts, pilots, truck drivers, equipment operators, ship captains and others in safety-sensitive positions are capable of performing. The SportsTrac(TM) System measures the same visual motor acuity skills. The CTT was originally developed in the 1950s by STI to help the US Air Force better understand how pilots control high performance aircraft. Although the CTT technology was originally developed in an analog format, the scientists at STI adapted the technology to be used with computers and computer software in the early 1960s. During the last six years the CTT technology has been used nationwide in the FACTOR 1000(TM) employee fitness system marketed by Bio Factors Inc. ("BFI"), the sub-licensor of the Company's technology. Based upon the Company's experience with the CTT technology, the Company believes that FACTOR 1000(TM) provides a fast, reliable means to assure employee fitness for duty in safety-related industrial settings, by measuring an employee's hand-eye coordination and indicating to a supervisor on a "yes/no" basis whether or not the employee's results meet specific, selected safety guidelines.

     The Company has incorporated the CTT technology in The SportsTrac(TM) System, which management believes, is the first simple, easy-to-use device to precisely and reliably measure any athlete's psychomotor skills (hand-eye coordination). While the core technology is shared between BFI's FACTOR 1000(TM) and the Company's SportsTrac(TM) System, both the application of the technology and the results obtained differ greatly. While the FACTOR 1000(TM) utilizes the CTT technology to evaluate an employee's fitness in a commercial setting on a "yes/no" basis, The SportsTrac(TM) System provides athletes with a quantitative measurement of their skills. Additionally, The SportsTrac(TM) System is designed to pick up the day-to-day variations in hand-eye coordination which affect athletic performance. Management believes that no other product other than The SportsTrac(TM) System attempts to gauge an athlete's readiness for competition in the same manner of The SportsTrac(TM) System, and knows of no other product which claims, or has proven, to serve the same function.

     As part of his duties as Chief Technology Officer at BFI from 1993 through September, 1995, Marc Silverman (the Company's President, Chief Executive Officer and Chief Financial Officer) helped to design and manage the development of a crude prototype on field athletic performance system which was based upon the FACTOR 1000(TM) and utilized the CTT technology. This crude prototype was used in the Study to test the validity and efficacy of the CTT technology in a sports/performance enhancement environment. This crude prototype has been refined to its present configuration which is presently in use in the Company's incomplete pilot program. This prototype was a research prototype used to validate the application of the CTT and Factor 1000(TM) technologies to evaluate athletic performance and BFI did not and has not developed such prototype for commercial production.

     Management's experience with the CTT technology has shown that users gradually improve on The SportsTrac(TM) System for the first 100-200 tries. Since each try requires less than a minute to complete, most users reach their plateau or individual performance level ("IPL") within a week. The Study revealed that better baseball players achieve a higher IPL than do other baseball players. The Study required Dodgers players at the AA and AAA minor level to test on the CTT daily before games for at least two months on an early prototype version of The SportsTrac(TM) System. Their CTT scores were then plotted against on-field performance. The Study revealed that players' CTT scores varied directly with some measures of on-field performance and that the most successful baseball players achieved higher CTT scores than did other players. Importantly, players indicated that tracking on the CTT was a simple, enjoyable addition to their pre-game preparation. The Study indicates that a product based on the CTT, like The SportsTrac(TM) System, can reliably measure at least one significant component of the skill set professional athletes need to succeed, regardless of an athlete's background, stage of development, degree of fatigue, illness or stress.

     After an athlete has achieved his or her IPL, The SportsTrac(TM) System daily scores generally fall within a few percentage points of their IPL. The difference between a daily score and the athlete's IPL can reflect their level of concentration, emotional state, health status and degree of fatigue. Scores that are consistently below a player's IPL can alert a coach or player to an upcoming performance slump or reflect controllable environmental factors such as extensive travel or sleep disturbances. Scores that consistently exceed the IPL may reflect a positive change in an athlete's training or game preparation even before such changes affect game performance. Periodic high and low scores can identify an athlete's personal biorhythmic cycle of coordination, a useful tool for any player striving for maximum athletic performance.

     Based upon its experience in its pilot program, management believes that The SportsTrac(TM) System is an accurate measurement of visual-motor acuity (a fundamental component in athletic performance), regardless of an individual athlete's background and level of development. It is a consistent yardstick which, combined with other performance measures, can help player development experts to evaluate and compare players. The SportsTrac(TM) System is a targeted measure which can help coaches determine which players tend to be "sharpest" on road trips, following long layoffs, or under the pressure of playoff conditions. The SportsTrac(TM) System cannot substitute for game statistics or a coach's intuition, but it can reliably quantify what has been unmeasurable - an athlete's varying degree of coordination.

     The professional version of The SportsTrac(TM) System requires a laptop computer and electronic transmission of data to the Company for analysis. Professional users of The SportsTrac(TM) System receive charts of player scores on The SportsTrac(TM) System correlated with game conditions.


     The Company plans to develop a version of The SportsTrac(TM) System by the first quarter of 1997, employing advanced graphics and video that will enhance The SportsTrac(TM) System's entertainment value . Based upon its experience with The SportsTrac(TM) System in the pilot program, the Company believes that combining The SportsTrac(TM) System's inherent excitement level with actual performance scores and performance profiles generated by professional athletes will create a unique diagnostic amusement product with strong appeal to the vast audience of video game users. However, no assurances can be made that the adaptation of The SportsTrac(TM)System to this format can and will be successful. Additionally, no assurances can be made that such adaptation, once completed, will achieve market acceptance.

Recent Developments

     The Company has obtained a sub-license from BioFactors, Inc. which markets the first commercial implementation of the CTT. That product, FACTOR 1000(TM), is used to monitor the fitness for duty of employees in safety-sensitive jobs. In 1994 the Los Angeles Dodgers, Major League Baseball, and Centinela Hospital (Los Angeles) commissioned a study to apply the CTT and FACTOR 1000(TM) Technology systems in the professional sports environment. The study compared the scores of the Los Angeles Dodgers minor league players with their on-field performance statistics in more than 160 games. The results of that study indicated that the CTT and FACTOR 1000(TM) Technologies performance is predictive of performance differences between players - in other words, a player who performs better on the CTT and FACTOR 1000(TM) Technologies on a given game day would be expected to show an increased likelihood of better game performance.

     In 1995 the Company was founded and secured an exclusive sub-license from BioFactors, Inc. to apply the CTT and FACTOR 1000(TM) technologies for sports-related, and sports-entertainment applications. The FACTOR 1000(TM) system was modified to withstand the rigors of travel and the locker room environment, by adapting it to a laptop computer. The

SportsTrac(TM) System has since been installed and used daily by the NHL New York Rangers (via their affiliate in the American Hockey League), the NBA Minnesota Timberwolves, and the Los Angeles Dodgers.

     The SportsTrac(TM) System scores are transferred electronically from these sites to the Company. This data is carefully reviewed for correlations with other individual and team performance measures by the Company's Chairman, Dr. Michael Mellman, and its President, Mr. Marc Silverman. Statistically significant correlations are reported back to the customers by Dr. Mellman, for their use and incorporated in future analysis using The SportsTrac(TM) System. The Company holds periodic telephone meetings (on at least a monthly basis) with customers to discuss The SportsTrac(TM) System results.

     Most recently, the Company has extended its pilot program to include Callaway Golf, the market leader in golf equipment, to assist in the research and development of a version of the Company's only product that can monitor and predict the performance of golfers. The Company anticipates this project will include the monitoring of Callaway-sponsored professional golfers during the 1996 PGA Tour and extensive testing at Callaway's advanced research division in Carlsbad, California.

Strategy and Outlook

     The Company has identified four primary markets for various versions of its only product which incorporate its proprietary skills evaluation technology. These are:

     o    Professional Monitoring Tools and Analysis
     o    Health and Fitness Monitoring and Information Systems
     o    Consumer Enhancement Versions - Golf
     o    Consumer Entertainment Versions

     The Company expects to introduce the professional version of The SportsTrac(TM) System to new teams during the 1996 Major League Baseball and National Football League seasons and the 1996-1997 National Hockey League and National Basketball Association seasons. The Company's goal is to install systems for several teams in each sport and demonstrate results that will convince the remaining teams that The SportsTrac(TM) System is a necessary component of any team's success on the field.

     The SportsTrac(TM) System enters the market at a time of increased interest in high-tech, computerized devices for performance enhancement. Many professional sports organizations have begun to routinely test the psychological state of potential recruits using traditional examinations, check the physiology of players using MRIs (magnetic resonance imaging) and other diagnostic tools, and have supplemented their training techniques with computerized measures of performance levels. Some of these computerized measures have found their way to the recreational level as health and fitness clubs adopt complex new training systems.

Versions of the Company's Single Product

Professional SportsTrac(TM) System

     The professional version of The SportsTrac(TM) System, which is still undergoing development in the Company's uncompleted pilot program, in its prototype form, and which is not fully tested or engineered and is not yet ready for commercial production, consists of a small screen, keyboard, and a control knob similar to the volume control on a radio. The components are housed in a small, rugged unit which can sit on a tabletop in the corner of a locker room at home or on the road. The SportsTrac(TM) System is light and portable for easy transportation with team equipment.

     Before going out on the field or court, each player spends 2 to 5 minutes using The SportsTrac(TM) System. After a player enters his identification number, the screen displays a diamond pointer drifting between two vertical lines. Using the control knob, the player must correct for the unpredictable movement of the pointer, keeping it from touching either of the lines. The difficulty increases as the pointer gradually accelerates, until the pointer touches one of the lines. The "critical instability" level at the point the player loses control of the pointer is an instant, accurate measure of the player's hand-eye coordination. To ensure maximum accuracy, each player repeats the task 5 times in a session with The SportsTrac(TM) System.

     Using The SportsTrac(TM) System can be compared to balancing a broomstick upright on your open palm. You must move your hand from side to side to prevent the unstable broomstick from falling to the ground. In effect, The SportsTrac(TM) System is like balancing a broomstick that becomes shorter over time. The balancing task is simple when the stick is long but becomes increasingly difficult and eventually impossible as the length decreases (compare balancing a broomstick with balancing a short pencil).

     The SportsTrac(TM) System is designed to be used with minimal supervision. A trainer or other person can set up the SportsTrac(TM) System station in minutes and player sessions are self-administered and confidential. A built-in help system clarifies any questions users may have. The SportsTrac(TM) System maintains a computerized database of players and results, enabling a trainer or other person to check player participation and generate reports with a few keystrokes. Testing by major and minor league baseball teams has shown that The SportsTrac(TM) System integrates easily into athletic training environments and is welcomed by players and coaches.

     The SportsTrac(TM) System maintains a historical record of The SportsTrac(TM) System scores. It can display numeric reports or graphs of performance trends on an individual or team basis. Data security is built into The SportsTrac(TM) System and teams can choose to make data available to any combination of players, trainers, physicians and management.

     The market for professional sports enhancement products is highly fragmented with many individuals and companies selling devices, analysis, statistics, training techniques, food supplements, and more to professional sports organizations. Teams vary widely in their interest in new products, particularly high-tech products, and the key element for vendors is often a high-level contact or demonstrable success story with another team. While the Company believes that the results of the Study, as well as the results of the Company's pilot program, will enable The SportsTrac(TM) System to receive serious consideration by nearly any professional sports organization, there can be no assurance that additional professional sports organizations will elect to utilize The SportsTrac(TM) System. See "Risk Factors- Dependence upon Emerging Market; Uncertainty of Market Acceptance."

The SportsTrac(TM) System For Health and Fitness Centers


     The Company believes that The SportsTrac(TM) System's benefits can be delivered in an automated unit for health and fitness centers. Athletes will be able to track their day-to-day skill level before or after working out or competing. In addition, the Health and Fitness version of The SportsTrac(TM) System will deliver timely, useful information about sports medicine, nutrition, fitness, and club information about classes, events, new members, and services.


     The preliminary design of The SportsTrac(TM) System version suitable for health and fitness club use, which is presently still under development and exists only in a prototype form, includes a free-standing kiosk with embedded control panel and 17 inch touch screen monitor. A hidden 486 class personal computer with MPEG video card handles interaction with users, presents The SportsTrac(TM) System task, analyzes and stores results, graphs scores, and connects via phone line to the Internet. The kiosk is rugged and waterproof, suitable for installation in a lobby, locker room or workout area.


     The health club user will walk up to The Health and Fitness SportsTrac(TM) System unit, enter a personal identification number or card, and indicate whether the user would like to complete a session using The Health and Fitness SportsTrac(TM) System, view club news, view sports information or leave a message for another member. Choosing to use The Health and Fitness SportsTrac(TM) System will allow the user to start a session, print a graph of previous scores, or display The Health and Fitness SportsTrac(TM) System analysis screen.

     Alternatively, the user will be able to view screens containing information about the club, including the club's schedule of classes and events, equipment layout, hours of operation. A third choice will allow the user to record his or her workout schedule, leave a message for the club or another member, and obtain information about sports medicine, fitness, nutrition, and other subjects of interest to members.

     To maintain and deliver this information, the Company will link each health and fitness center using The Health and Fitness SportsTrac(TM) System to a central server via the Internet and deliver the information via the Internet's TCP/IP protocol. This data delivery architecture will allow the Company to easily update information and services from one remote location and use relatively inexpensive, simple and trouble-free kiosks to deliver the information.

     The Company believes that the Internet will soon be an excellent source of health and fitness information and that users in an unhurried, relaxing environment focused on self-improvement will want to research and find that information. The Company believes that it can add value to that information by private-labeling delivery sites and organizing access to the variety of sites. It believes users will be drawn to the kiosk for The Health and Fitness SportsTrac(TM) System testing, then discover the value of a guided gateway to fitness-related information on the Internet.

     The Health and Fitness Market

     Following a slight downturn during the recession of the early 1990s, health club memberships and revenues are increasing. The number of clubs rose 7% to 12,408 in 1994 and revenues increased by 10% in both 1993 and 1994 to a present level of $18.8 billion. Average reported club revenue of $1.5 million during 1994 was up 7% over 1993.

     The Health and Fitness SportsTrac(TM) System version closely fits one of strong trends in club revenues - an increased focus on alternative revenue sources (beyond club membership dues). In 1994, fees for services such as fitness evaluation, personal training, child care, juniors programming and nutritional counseling accounted for 22% of the average club's total revenue. The Company believes that the Health and Fitness SportsTrac(TM) System can be marketed as an add-on benefit to club membership with either an additional flat fee charged each month or on a charge per access basis.

The SportsTrac(TM) System for Consumers

     The Company believes that developing a simplified, consumer version of The SportsTrac(TM) System is the best way to leverage The SportsTrac(TM) System's professional acceptance. The first consumer version of The SportsTrac(TM) System (the "Consumer SportsTrac(TM) System") will be designed for recreational golfers. In 1994, this group spent a total of $16.31 billion on golf-related goods and services, including more than $6 billion on clubs, equipment and miscellaneous items. The market for golf self-improvement products includes video tapes, learning grips, clubs designed to improve one's swing, and various other devices and services. The Company believes that The SportsTrac(TM) System offers the kind of skill analysis and monitoring that will appeal to high and low handicap golfers alike.

     The Company has recently begun a research project with Callaway Golf, the leading manufacturer of golf clubs and one of the most powerful brand names in golf. The Company and Callaway will use Callaway's testing facilities and its team of professional golfers to determine how The SportsTrac(TM) System technology can best be delivered to the golfing community. Part of that project will involve having professional golfers in upcoming PGA Tour events use The SportsTrac(TM) System daily (in its prototype form) to determine how closely their scores using The SportsTrac(TM) System match their tournament play.

     Most golf equipment is sold through golf specialty stores, sporting goods dealers, and mail order catalogues, with a heavy emphasis on brand name goods like Callaway, Ping, Taylor Made, and Wilson. Approximately 20% of buyers are "avid" golfers who play more than 25 rounds per year and spend more than $2,000 each year on their sport. Various sub-categories of non-avid golfers spend anywhere from $350 to $750 per year on golf. The Company believes the strongest market for this version of The SportsTrac(TM) System is among avid golfers who want the latest equipment used by the pros. However, the Company has no experience to date in this market and there can be no assurances that this will be the strongest market for this version of the Company's single product, even if this version is successfully developed, and commercially produced and sold.

     Although only a single prototype version presently exists, the Company expects to market two versions of the Consumer SportsTrac(TM) System for golf. An individual version consisting of a control panel and software will be made available to golfers with personal computers. A second model, adapted from The SportsTrac(TM) System used in Health and Fitness Centers will be leased to pro shops and golf course facilities to serve as a skills monitoring device and gateway to information about the course and golfing. However no assurances can be given that the Company will complete the adaption of The SportsTrac(TM) System to these formats, and if completed, that such adaptations will achieve market acceptance.

Consumer Entertainment Version

     The professional version of The SportsTrac(TM) System is designed to be entertaining and exciting like a video game. The Company added incentive-building features like personal and team high score indicators in developing The SportsTrac(TM) System for sports use. The Company anticipates that the SportsTrac(TM) System technology will be adapted for consumer entertainment use by the first quarter of 1997. The Company anticipates that once the adaptation process is completed, by adding further graphic design (incorporating full motion video) and sound, it will have developed a game that combines The SportsTrac(TM) System's inherent excitement level with actual scores and performance profiles generated by professional athletes to create a unique diagnostic amusement product with strong appeal to the vast audience of video game users. The required adaptation, however, has not yet been completed, and there can be no assurances that such adaptation can be completed successfully. Additionally, no assurances can be made that should such an adaptation be completed, it would achieve market acceptance.

Sales and Marketing Plan

     The current version of The SportsTrac(TM) System is in use in its prototype form (in the Company's uncompleted pilot program) and is marketed directly to professional baseball, hockey, and basketball teams, as well as to professional golfers and tennis players. The marketing is designed to solicit both new participants in the Company's pilot programs as well as future customers when The SportsTrac(TM) System is available for commercial implementation. This professional version of The SportsTrac(TM) System, with its specialized support and data analysis by the Company, will continue to be offered to the professional market after the various consumer versions of The SportsTrac(TM) System go to market. However, at the present time, this version of The SportsTrac(TM) System is neither fully tested nor fully engineered, nor is it ready for commercial production. However, upon the conclusion of the pilot program's participants' current seasons (between the forth quarter of 1996 and the second quarter of 1997), the Company anticipates that such version of The SportsTrac(TM) System will be available for commercial production and sale.

Recently, the Company signed purchase agreements with the Palm Spring Suns ( a minor league baseball team) and U.S. Golf and Entertainment, Inc. (owners of golf driving ranges) to install The SportsTrac(TM) System in early 1997. The purchase price for each such system is $20,000.

     While the consumer versions of The SportsTrac(TM) System have not yet been fully developed, they will take advantage of the broad distribution channel for consumer sports equipment. The hardware, software and manual will fit in a shoebox-sized box for shelf sales at department, sporting goods stores and specialty golf and tennis shops. Health clubs that offer The SportsTrac(TM) System on-site will be able to private label consumer machines incorporating The SportsTrac(TM) System for sale in their equipment stores. The Company may also market the consumer versions of The SportsTrac(TM) System via infomercial videos and display ads in sports publications.

     The Company will also seek to develop consumer revenues through publications, vendors and sales representatives serving the amateur sports marketplace.

Competition

     Presently, the Company has no direct competition in the sports and entertainment related fields. As the Company's products are established, however, competition could arise from organizations with more computer and software expertise or more financial capability than the Company.

     Other performance assessment technologies have been developed for research and fitness-for-duty testing purposes but the Company knows of none that have been refined for commercial application in the sports and entertainment related fields. Based upon the Company's own evaluation, management believes that these alternate technologies are more difficult to administer and less practical in the marketplace than The SportsTrac(TM) System. Management believes that a significant amount of engineering and other work would be required for any of these other technologies to be successfully adapted to the marketplace in which the Company intends to market The SportsTrac(TM) System. In addition, any new technology would lack the benefit of the three decades of validation of the CTT underlying The SportsTrac(TM) System. Currently, the only version of The SportsTrac(TM) System which is in use is the prototype of the professional level sports team version, which is being utilized in the Company's uncompleted pilot program. This version has not been fully tested and is not ready for commercial production. In addition to providing the prototype version to its pilot program participants, the Company also provides services such as the initial installation of The SportsTrac(TM) System and the training of the appropriate personnel, as well as consulting and data analysis services.

Trademarks and Service Marks

     The Company has filed an application to register a trademark for the name of The SportsTrac(TM) System on May 6, 1996, and may register or file other applications in the future. On occasion, such applications may be opposed by third parties. The Company intends to pursue all available legal remedies to vigorously defend its rights to its trademarks to the extent it has resources available to fund such activities. However, no assurances can be made that the Company's application will be approved by the United States patent and Trademark Office.

Employees

     As of June 30, 1996, the Company employed four full-time employees, which consist of management, and one part-time employee. The Company considers its employee relations to be good. The Company anticipates hiring additional personnel after the Offering for sales, marketing, engineering and product support, and general administrative assistance.

Board of Advisors

     The Company's Advisory Board brings together noted athletes and experts in the fields of sports medicine, administration, research, marketing, law, and promotion. While the Advisory Board serves an important role in the review of The SportsTrac(TM) System product design and identification of new product designs and customers, it does not serve any management function. Members of the Company's Board of Advisors include:

     Fred Claire. Mr. Claire has been with the Los Angeles Dodgers since 1969 and currently holds the position of Executive Vice President and General Manager. In 1988 Mr. Claire was named the Sporting News Executive of the Year and has served Major League Baseball as a member of the Board of Directors of Baseball Properties, the Broadcast Advisory Group, and the Baseball Operations committee.

     Ralph Gambardella, MD. Dr. Gambardella is an orthopaedic surgeon, specializing in sports medicine, practicing with the world re-known Kerlan-Jobe Orthopaedic Clinic. Dr. Gambardella is an orthopaedic consultant for the Los Angeles Dodgers and the University of Southern California and Loyola Marymount University sports programs. He serves as an Associate Clinical Professor of Orthopaedics at the University of Southern California School of Medicine.

     Frank W. Jobe, MD. Dr. Jobe is a pioneer in the fields of orthopaedic surgery and sports medicine, and co-founded the Kerlan-Jobe Orthopaedic Clinic in Inglewood, California. Dr. Jobe regularly consults to numerous professional sports teams, including the PGA Tour, Senior PGA Tour and the Los Angeles Dodgers. He is the Medical Director of the Biomechanics Laboratory at Centinela Hospital Medical Center, and serves as Clinical Professor of Orthopaedics at the University of Southern California School of Medicine.

     Roy A. Mlakar. Mr. Mlakar is the President and Chief Executive Officer of the NHL Ottawa Senator hockey club. He is the former chief operating officer of the NHL Pittsburgh Penguins and was president of the NHL Los Angeles Kings.


     Rob Moor. Mr. Moor is president of the National Basketball Association's Minnesota Timberwolves and responsible for the day-to-day operation of that franchise. Prior to joining the Timberwolves, Mr. Moor was executive vice president of the National Hockey League's Los Angeles Kings, where he was instrumental in the development, formation and acquisition of several companies, including the Toronto Argonauts of the Canadian Football League, Upper Deck Authenticated and MultiVision Marketing.

     Ann Meyers Drysdale. Ms. Drysdale was a 4-time All American basketball player at UCLA and received a silver medal in the 1976 Olympics. She was the first woman signed by an NBA team, the Indiana Pacers, and has been active in the women's professional basketball and broadcasting for several years.

     Diana Scott. Ms. Scott is an attorney with expertise in employment law and wrongful termination. She has represented professional sports players and executives in various areas of employment, litigation, and business.

     Kenny Slutsky. Mr. Slutsky is currently Vice-Chairman of Candle Corporation, the leading provider of systems management software in the world. He was previously Chairman of Kern Oil and Refining Co. and developed and founded the Old Marsh Golf Club in Palm Beach County, Florida.

     Reggie Smith. Mr. Smith played major league baseball for 17 seasons with the Boston Red Sox, St. Louis Cardinals, Los Angeles Dodgers, and the San Francisco Giants. He is currently the Los Angeles Dodgers' batting coach and is founder of the Baseball Development Centers for skills instruction and training.

     Dave Wohl. Mr. Wohl is currently executive vice president of the Miami Heat National Basketball Association organization. Prior to his present role with the Miami Heat, Mr. Wohl was head coach with the New Jersey Nets and assistant coach with the Los Angeles Lakers and the Los Angeles Clippers. He also played in the NBA for several years and is a noted sports author.

Facilities

     The Company's executive offices are located at 6900 East Belleview Avenue, Suite 200, Englewood, Colorado 80111. The term of such lease expired March 31, 1996 and the rent for the facilities is $1,100 per month. The Company continues to occupy such premises on a month-to-month basis and will do so until the completion of this offering, at which time the Company will evaluate its facility requirements.

     The Company also leases office space in Los Angeles, California. Such lease also expired on March 31, 1996 and the rent for such facility is $900 per month. The Company continues to occupy such premises on a month-to-month basis and will do so until the completion of this offering, at which time the Company will evaluate its facility requirements.


Litigation

     There is no material litigation pending or threatened against the Company nor are there any such proceedings to which the Company is a party.

                                   MANAGEMENT

Directors and Executive Officers

     The names and ages of the directors, executive officers and significant employees, and promoters of the Company are set forth below.

       Name              Age       Position Held
       ----              ---       -------------

 Michael Mellman, MD      45       Chairman of the Board and Director

 Marc R. Silverman        43       Chief Executive Officer, President, Chief
                                   Financial Officer and Director

 Elliot Steinberg         58       Director

 Solomon A. Weisgal       69       Director

 Joshua Kanter            34       Director and Secretary

Background of Executive Officers and Directors

Michael Mellman, MD is a founder of the Company and is presently in the private practice of internal medicine at Centinela Hospital Medical Center in Inglewood, California. Dr. Mellman has been the team physician for the Los Angeles Dodgers since 1986, and the Los Angeles Lakers and Los Angeles Kings since 1981. He was the team physician for the now defunct LA Express of the United States Football League and has served as a consultant to the Los Angeles Rams. Dr. Mellman is widely recognized as an expert in the area of sports medicine and athletic performance. Dr. Mellman graduated from the University of California at Los Angeles with a bachelors degree in Zoology. He received his MD from the Mount Sinai School of Medicine in New York. His internship, residency, and chief residency in Internal Medicine were all served at Cedars Sinai Medical Center in Los Angeles.

Marc R. Silverman is a founder of the Company and has a broad background of business experience and technical expertise, including strategic planning, business development, product design and implementation. From 1989 through 1993, Mr. Silverman was the President and a director of Performance Factors, Inc. (in which he was one of the founders). Performance Factors, Inc. (which was formerly known as Cognitive Systems, Inc.) was merged with and into BioFactors, Inc. on May 22, 1994. Mr. Silverman was an officer of BioFactors, Inc. from 1993 until September 1, 1995 (and a director until April, 1995). Prior to joining

Performance Factors Inc., Mr. Silverman was Director of Planning and Business Development at Technicon

Corporation, a major developer of computerized patient care and hospital information systems, from 1987 until 1989. In that capacity, he was responsible for strategic direction, new product planning and corporate development. From 1985 to 1987, Mr. Silverman was General Manager of the Medical Information Systems Division at BaronData Systems. This division developed and marketed automated clinical decision support systems for acute care hospitals and ambulatory care facilities. Prior to assuming the position of General Manager, he was Director of Planning, with responsibility for the direction of all corporate product lines.

     Mr. Silverman has previously held positions at Cutter Laboratories and Hexcel Corporation, where he was responsible for the design and implementation of various computer applications. He is an engineering graduate of the University of California at Los Angeles and has attended the Stanford University, Advanced Management College.

Elliot Steinberg, a director of the Company, is the managing partner of W.S. Ventures, a private investment partnership. From 1992 to the present date, Mr. Steinberg has actively engaged in the practice of law, specializing in business planning and real estate. In 1995, Mr. Steinberg became a managing shareholder of Sunrise Creek, LLC, a company engaged in real estate subdivision and development in the State of Colorado. Also in 1995, Mr. Steinberg became a trustee of the California Real Estate Investment Trust, a self-administered real estate trust (traded on the New York Stock Exchange under the symbol "CT"). During 1992 and 1993, Mr. Steinberg was a director of Kimco Hotel Management Company , a private company engaged in hotel management and development. From 1992 to July 1996, Mr. Steinberg was a director of BioFactors, Inc. Also, since 1992 Mr. Steinberg has been a director of Ganson Ltd. and Cege Co., Ltd. (Hong
Kong), both private companies engaged in the manufacture and sale of leather goods. From 1988 through 1992, Mr. Steinberg was the general partner of, and general counsel to, Genesis Merchant Group, an Illinois financial services firm, providing investment banking, brokerage activities and asset management of equities and bonds. Mr, Steinberg is a graduate of the University of California (Berkeley) and holds a J.D. degree from the Boalt Hall School of Law, University of California (Berkeley).

Solomon A. Weisgal, has been a director of the Company since February 1996. Mr. Weisgal is a Certified Public Accountant and has been President of Solomon A. Weisgal, Ltd., a financial consulting firm, since its inception in 1979. Mr. Weisgal is presently a director of Chicago Holdings, Inc. and Dealers Alliance Credit Corp., privately-held concerns, and First Merchant Acceptance Corporation and Walnut Financial Services, Inc., companies listed on the Nasdaq National Market System.

Joshua S. Kanter has been of counsel to Barack, Ferrazzano, Kirschbaum & Perlman, specializing in securities, corporate and real estate law since June

1993. Mr. Kanter has also been the Vice-President of Windy City, Inc., a closely held investment management and consulting firm since June 1986 and has been General Counsel of Walnut Financial Services, Inc., a publicly-held concern (Nasdaq NMS - WNUT) since September 1995. Mr. Kanter received a B.A. in Economics and Political Science and graduated magna cum laude from Emory University in 1984. Thereafter, Mr. Kanter received his J.D. from the University of Chicago Law School in 1987. Mr. Kanter has served on the Boards of Directors of a number of companies, including Critical Industries, Inc., a publicly held concern, and Performance Factors, Inc. and TCOM Systems, Inc., both privately-held concerns.

Executive Compensation

     The following table sets forth remuneration paid or accrued by the Company during fiscal year 1995 to the named officers and directors of the Company. Each director of the Company is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors intend to meet at least quarterly during the Company's fiscal year, and at such other times duly called. In fiscal 1995 no director, officer or employee received compensation exceeding $100,000.

                           Summary Compensation Table

                     Annual Compensation                                  Long Term Compensation
                     -------------------                                  ----------------------
                                                                    Awards                           Payouts
                                                                    ------                           -------
 Name of Individual                                                              Securities
  and                                             Other Annual    Restricted     Underlying      LTIP       All other
 Principal Position  Year      Salary     Bonus   Compensation    Stock Awards   Options/SARS    Payouts   Compensation
 ------------------  ----      ------     -----   ------------    ------------   ------------    -------   ------------
 Marc Silverman,     1995      $42,000      ---       -----          -----          60,000        ----        ------
 Chief Executive
 Officer, President,
 Chief Financial
 Officer and Director

 Michael Mellman,    1995      $21,000      ---       -----          -----          60,000        ----        ------
 Chairman of
 the Board


Set forth below is information relating to stock options granted to Messrs. Silverman and Mellman:


                        Option/SAR Grants in Fiscal 1995

                   Number of      Percent of Total
                   Securities     Option/SARs
                   Underlying     Granted to         Exercise
                   Option/SARs    Employees in       Price
 Name              Granted        Fiscal 1995        ($/sh)    Expiration Date
 ----              ------------   -----------        ------    ---------------

 Marc Silverman         60,000    28.57%              $.25     Nov. 30, 2000

 Michael Mellman        60,000    28.57%              $.25     Nov. 30, 2000

               Aggregated Option/SAR Exercises During Fiscal 1995
                         and Year End Option/SAR Values

                                                 Number of Securities                Value of Unexercised
                                                 Underlying Unexercised                  In-the-Money
                  Shares Acquired     Value        Options/SARS at                     Options/SARS at
 Name             On Exercise         Realized          FY-End                           FY -End (1)
 ----             ------------------  --------          -------                          -----------
                                                Exercisable       Unexercisable   Exercisable   Unexercisable
                                                -----------       -------------   -----------   -------------
 Marc Silverman          -               -         60,000               -           $165,000          -

 Michael Mellman         -               -         60,000               -           $165,000          -

(1) Represents the value of options assuming the initial public offering price per Share set forth on the cover page of this Prospectus.

Employment Agreements

     There are currently no employment agreements with any of the Company's executive officers or key employees. All salaries of such persons will be set by the Company's Compensation Committee which consists of Messrs. Steinberg, Weisgal and Kanter, all non-employee directors of the Company.

1995 Stock Plan

     In November 1995, the Board of Directors of the Company adopted, and the stockholders of the Company approved the adoption of, the 1995 Stock Plan (hereinafter called the " Plan"). The purpose of the Plan is to provide a means whereby key individuals providing services to the Company and to its related corporations may sustain a sense of proprietorship and personal involvement in the continued development and financial success of the Company and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Under the Plan, certain directors, officers, employees and consultants are eligible to acquire Common Stock of the Company or otherwise participate in the financial success of the Company. The Plan is expected to provide flexibility to the Company's compensation methods, after giving due consideration to competitive conditions and the impact of the federal tax laws.

     The maximum aggregate number of Shares that may be awarded to individuals under the Plan is 480,000 Shares. Any Shares that remain unissued at the termination of the Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available sufficient shares to meet the requirements of the Plan. The aggregate number of Shares which may be awarded under the Plan shall be adjusted to reflect a change in capitalization of the Company, such as a stock dividend or stock split.

     The Plan shall be administered by a Committee which shall be comprised of at least two (2) non-employee disinterested directors appointed by the Board of Directors of the Company (hereinafter referred to as the "Board"). A disinterested director is any member of the Board who within the prior year has not been, and is not being, granted any awards related to the Shares under the Plan or any other plan of the Company or any related Company except for awards which: (i) are calculated in accordance with a formula as contemplated in paragraph (c)(ii) of Rule 16b-3 ("Rule 16b-3") under the Securities and Exchange Act of 1934; (ii) result from participation in an ongoing securities acquisition plan meeting the conditions of paragraph (d)(2) of Rule 16b-3; or (iii) arise from an election by a director to receive all or part of his Board fees and Shares. The Committee shall have sole authority to select the individuals from among those eligible to whom awards shall be made under the Plan, to establish the amount of such award for each individual and the time when certificates for Shares shall be issued, and to prescribe the legend to be affixed to the certificate. The Committee is authorized, subject to Board approval, to interpret the Plan and may from time to time adopt such rules, regulations, form and agreement, not inconsistent with the Plan as it may deem advisable to carry out the Plan. All decisions made by the Committee in administering the Plan shall be subject to Board review.

     Types of Awards

     Stock Options. Options granted under the Plan may be "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Code or stock options which are not incentive stock options ("Non-Incentive Options" and, collectively with Incentive Options, hereinafter referred to as "Options"). Whether or not Options will be granted, the number of shares subject to each Option granted, the prices at which Options may be exercised (which shall not be less than the fair market value of shares of Common Stock on the date of grant), whether an Option will be an Incentive Option or a Non-Incentive Option, the time or times and the extent to which Options may be exercised and all other terms and conditions of Options will be determined by the Committee.

     Each Incentive Option shall terminate no later than ten (10) years after the date of grant, except as provided below with respect to Incentive Options granted to 10% Stockholders (as hereinafter defined). No Incentive Option may be granted at any time after October 2005. The exercise price at which the shares may be purchased may not be less than the Fair Market Value of shares of Common Stock at the time the Option is granted, except as provided below with respect to Incentive Options granted to 10% Stockholders.

     The exercise price of an Incentive Option granted to a person possessing more than 10% of the total combined voting power of all shares of stock of the Company or a parent or subsidiary of the Company ("10% Stockholder") shall in no event be less than 110% of the Fair Market Value of the shares of the Common Stock on the date the Incentive Option is granted. The term of an Incentive Option granted to a 10% Stockholder shall not exceed five (5) years from the date of grant.

     The exercise price of the shares to be purchased pursuant to each Option shall be paid in any one or a combination of cash, personal check, personal note, shares already owned or Plan awards which the Optionee has an immediate right to exercise.

     Restricted Stock Awards. Restricted Stock Awards ("RSAs") under the Plan shall be in the form of Shares, restricted as to transfer and subject to forfeiture, and shall be evidenced by restricted stock agreements in such form and consistent with the Plan as the Committee shall approve from time to time. RSAs awarded under the Plan shall be subject to such terms, conditions, and restrictions, including without limitation: prohibitions against transfer, substantial risks of forfeiture, attainment of performance objective and repurchase by the Company or right of first refusal, and for such period or periods as shall be determined by the Committee at the time of grant. The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the RSAs awarded to a grantee.

     RSAs awarded, and the right to vote on the underlying Shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered during the restriction period applicable to such Shares, except in the event of the death of the Optionee or by will or the laws descent and distribution. Subject to the foregoing, and except as otherwise provided in the Plan, the Grantee shall have all other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such Shares.

     In the event of a grantee's termination of employment prior to the lapse of restrictions applicable to any RSAs awarded to such grantee, all such Shares as to which there still remain restrictions shall be forfeited by such grantee without payment of any consideration to the grantee, and neither the grantee nor any successors, heirs, assigns, or personal representatives of such grantee shall thereafter have any further rights or interest in such Shares or certificates.

     Stock Appreciation Rights. Stock Appreciation Rights ("SARs") are rights entitling the grantee to receive cash or Shares having a fair market value equal to the appreciation in market value of a stated number of Shares from date of grant, or in the case of rights granted in tandem with or by reference to an option granted prior to the grant of such rights, from the date of grant of the related option to the date of exercise, which may be granted to such eligible directors and employees as may be selected by the Committee. SARs may be granted in tandem or with reference to a related option, in which event the grantee may elect to exercise either the option or the SAR, but not both, as to the same Share subject to the option and SAR, or the SAR may be granted independently of a related option. In the event of a grant with a related option, the SAR shall be subject to the terms and conditions of the related option. In the event of an independent grant, the SAR shall be subject to the terms and conditions determined by the Committee. SARs shall not be transferred, assigned or encumbered, except that SARs may be exercised by the executor, administrator or personal representative of a deceased grantee within twelve (12) months of the death of the grantee.

     Upon exercise of an SAR, the grantee shall be paid the excess of the then fair market value of a number of Shares to which the SAR relates over the fair market value of such number of Shares at the date of grant of the SAR or of the related option, as the case may be. The exercise of an SAR may only be made in accordance with applicable restriction pursuant to Rule 16b-3(e) under the Securities and Exchange Act of 1934 or any similar successful provision.

     At December 31, 1995, 174,000 Incentive Options and 36,000 Non-Incentive Options have been granted. Messrs. Mellman and Silverman, Chairman of the Board and Chief Executive Officer of the Company, respectively, were each granted 60,000 Incentive Options to purchase Common Stock at $.25 per share. The remaining 90,000 options in the aggregate are exercisable at the greater of $.25 or 25% of the public offering price of the Company's Common Stock in the Offering ($1.50).

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the date of this

Prospectus with respect to the beneficial ownership of the outstanding shares of the Company's Common Stock by (i) any holder of more than five percent (5%) of the outstanding shares; (ii) the Company's officers and directors; and (iii) the directors and officers of the Company as a group:

                                      Amount         Percentage      Percentage
                                      Beneficially     (%) of        (%) of
                                      Owned Prior       Class        Class
 Name and Address                     To This           Before       After
 of Beneficial Owner                  Offering (1)    Offering (1)   Offering(1)
 -------------------                  --------        --------       --------

Jelsin Investments Limited             216,000            7.44         5.26
P.O. Box NO3933
Shirley Street
Nassau, Bahamas

Kanter Family Foundation               216,000            7.44         5.26
8000 Towers Crescent Drive
Suite 1070
Vienna, Virginia 22182

Joshua S. Kanter (2)(9)                 86,400            2.98         2.11
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606

M.D. Funding, Inc.                     459,000           15.81        11.18
5 Old Woods Drive
Harrison, New York 10528

Michael Mellman(3)                     234,000            7.89         5.62
500 North Poinsettia Avenue
Manhattan Beach, California 90266

Marc Silverman(4)                      234,000            7.89         5.62
c/o SportsTrac, Inc
6900 E. Belleview Avenue
Suite 200
Englewood, Colorado 80111

W. S. Ventures (5)                     270,000          9.30           6.58
P.O. Box 3721
Telluride, Colorado 81435

Elliot Steinberg(5)                    270,000          9.30           6.58
P.O. Box 3721
Telluride, Colorado 81435


The Holding Company (6)                234,600          8.07           5.72
Two North LaSalle Street
Suite 2200
Chicago, Illinois 60602

Daniel Durchslag                       408,000         14.05           9.94
9400 Brighton Way
#402
Beverly Hills, CA 90210

Joel S. Kanter (7)(9)                  388,800         13.39           9.47
8000 Towers Crescent Avenue
Suite 1070
Vienna, Virginia 22182

Solomon A. Weisgal (8)                  18,000           .62            .44
120 South Riverside Drive
Suite 1420
Chicago, IL 60606

All officers and directors
 as a group (five (5) persons)         842,400         28.68          20.37

----------
(1) Gives effect to the issuance of 480,000 shares of Common Stock (after the March stock split) included in the Bridge Units. Does not give effect to
     (i) 180,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option; (ii) 120,000 shares of Common Stock issuable upon exercise of the Underwriter's Purchase Option; (iii) 2,000,000 shares of Common Stock issuable upon exercise of the Class A Warrants owned by the Bridge Lenders and (vii) 210,000 employee stock options and 180,000 outstanding warrants.
(2) Mr. Kanter is a director and secretary of the Company. See "Management." Mr. Kanter is a Vice President of Windy City, Inc. and Vice President of the Kanter Family Foundation and has no voting or investment control of shares owned by them and disclaims any beneficial interest in such shares. Mr. Kanter is the brother of Joel Kanter, a principal stockholder.
(3) Mr. Mellman is the Chairman of the Board of Directors of the Company. Includes options to purchase 60,000 shares of Common Stock at $.25 per share. See "Management."
(4) Mr. Silverman is the Chief Executive Officer, Chief Financial Officer, President and Director of the Company. Includes options to purchase 60,000 shares of Common Stock at $.25 per share. See "Management."

(5) Mr. Steinberg is the general partner of W.S. Ventures and has sole voting and investment control over said shares. Mr. Steinberg is a director of the Company. See "Management."
(6) Mr. Burton Kanter is the President of The Holding Company. Mr. Kanter is the father of Joel S. Kanter, a principal stockholder, and Joshua S.

     Kanter, a director and secretary of the Company.
(7) Includes (i) 86,400 shares owned by Mr. Kanter, (ii) 216,000 shares owned by the Kanter Family Foundation and (iii) 86,400 shares owned by Windy City, Inc. Mr. Kanter, as the President of the Kanter Family Foundation and Windy City, Inc., is vested with sole voting and investment control of the shares owned by said entities. Mr. Kanter disclaims any beneficial ownership of any shares owned by the Kanter Family Foundation or Windy City, Inc. Mr. Kanter is the brother of Joshua S. Kanter, a director of the Company.
(8) Director of the Company. See "Management." Includes 18,000 shares of Common Stock (post March 1996 stock split) issued to him, as trustee, in connection with a bridge loan to the Company. Mr. Weisgal, as trustee, is vested with the sole voting and investment control of such shares but disclaims any beneficial interest in such shares. See "Bridge Financing."
(9) Does not include 120,000 shares of Common Stock and 500,000 warrants held by Ulster Investments Ltd. which were issued by the Company in connection with its bridge loan. See "Bridge Financing." Ulster Investment Ltd. is an Antigua corporation which is owned by the St. John's Trust, the trustee of which is the Antigua International Trust, Ltd., a subsidiary of Swiss American Bank, Ltd. The beneficial owner of such shares is the St. John's Trust. Antigua International Trust, Ltd. is the sole director of Ulster Investment Ltd., and Stuart Young serves as President and Treasurer and Roslyn Yearwood serves as Secretary. The beneficiaries of the St. John's Trust are the members of the family of Burton W. Kanter (but not Burton W. Kanter), including Josh Kanter, Joel Kanter and Janis Kanter, all of whom are shareholders of the Company. Joel Kanter, Josh Kanter and Janis Kanter disclaim any beneficial interest in such shares and warrants.

                            CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

     From inception to November 1995, the Company issued an aggregate of 2,424,000 shares of its common stock to 14 shareholders for aggregate consideration of $507,000. The Company also issued warrants to purchase up to 180,000 shares of Common Stock at an exercise price of $4.17 per share (as adjusted for the Company's March stock split) through December 30, 2000. The exercise price of those warrants were based upon the anticipated public offering price of the Common Stock. These warrants were issued on December 31, 1995 to Burton Kanter and Elliot Steinberg. The right to receive these warrants were initially granted to BFI (on August 30, 1995) pursuant to the sublicense agreement (although such warrants as issued contain different terms as initially contemplated). BFI assigned such rights (on October 16, 1995) to Messrs. Kanter and Steinberg in connection with the waiver of defaults relating to unsecured loans of $54,450 and $237,660, respectfully, owed by BFI to such persons (and affiliates), the deferment of such obligations of BFI and the conversion of such obligations of BFI into shares of capital stock of BFI upon the closing of the initial public offering of BFI, if the same occurs prior to December 31, 1996 (otherwise such obligations become due and payable). On February 19, 1996, these warrants were subsequently assigned to Sheridan Ventures, Ltd. and Rainy Day

Holdings.

     From December 1995, through February 1996, the Company borrowed an aggregate of $400,000 from ten (10) lenders (the "Bridge Lenders"): Ulster Investments Ltd ($100,000), The Holding Company ($65,000), Dune Holdings, Inc. ($100,000), Solomon A. Weisgal, as trustee ($15,000), Howard Kirschbaum as Custodian for Brian Kirschbaum under the Uniform Gift to Minors Act ($5,000), Scott Sinar ($5,000), Matthew Harriton ($20,000), John LaFalce ($10,000), Michael Lulkin ($30,000), and Hartley T. Bernstein ($50,000). None of the Bridge Lenders are affiliated with the Company other than Solomon A. Weisgal, a director of the Company, and The Holding Company, a principal stockholder of the Company. Burton W. Kanter is the President of The Holding Company. Mr. Kanter is the father of Joel Kanter, a principal stockholder of the Company and Josh Kanter, a director and Secretary of the Company. Ulster Investments Ltd. is an Antigua corporation which is owned by the St. John's Trust. The beneficiaries of the St. John's Trust are the members of the family of Burton W. Kanter (but not including Burton W. Kanter), including Josh Kanter, Joel Kanter and Janis Kanter, all of whom are shareholders of the Company. In exchange for making loans to the Company, each Bridge Lender received (i) a promissory note (each a "Bridge Note") and (ii) Bridge Units. Each of the Bridge Units is comprised of one (1) share of Common Stock and five (5) Class A Warrants. Each of the Bridge Notes bears interest at the rate of eight percent (8%) per annum. The Bridge Notes are due and payable upon the earlier of (i) December 31, 1996 and (ii) the closing of an initial underwritten public offering of the Company's securities. The Company intends to use a portion of the proceeds of this Offering to repay the Bridge Lenders. See "Use of Proceeds." The Company entered into the bridge financing transactions because it required additional financing and no other sources of financing were available to the Company at that time. See "Description of Securities." With respect to the bridge financing, the Company did not engage a placement agent, the Bridge Lenders were identified by the Company's officers and directors, and no other solicitations were made. See "Underwriting."

     Mr. Silverman, chief executive officer and a director of the Company, was one of the founders and the President and a director of Performance Factors, Inc. ("Performance Factors"), the original licensee of the CTT technology from STI., from 1989 until 1993. Performance Factors (which was formerly known as Cognitive Systems, Inc.) was merged with and into BioFactors, Inc. ("BioFactors") on May 27, 1994, the sublicensor of the CTT technology to the Company. Mr. Silverman was an officer of BioFactors, Inc., from 1993 until September 1, 1995 (and a director until April 1995). Mr. Silverman is a minority stockholder of BioFactors.

     Mr. Steinberg, a director of the Company, served on the board of directors of Performance Factors and served on the board of directors of BioFactors until July 1996. Mr. Steinberg is the general partner of W.S. Ventures, a principal stockholder of the Company. W.S. Ventures is a minority stockholder of BioFactors. Mr. Steinberg is the general partner of W.S. Ventures and has sole voting and investment control over the shares of Common Stock owned by W.S. Ventures.

     Mr. Burton Kanter is the father of Joel S. Kanter, a principal stockholder, and Joshua S. Kanter, a director and secretary of the Company. Burton Kanter served on the board of directors of Performance Factors and continues to serve on the board of directors of BioFactors. Burton Kanter is the President of The Holding Company, a principal stockholder of the Company. Burton Kanter is Chairman of the Board of Walnut Capital Corp., an early-stage venture capital fund which has a minority interest in BioFactors. Joel Kanter is the President of the Kanter Family Foundation and Windy City, Inc., stockholders of the Company, and is the brother of Joshua S. Kanter.

     With respect to each of the foregoing transactions, the Company believes that the terms of such transactions were as fair to the Company as could be obtained from an unrelated third party. Future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties and will be approved by a majority of the independent and/or disinterested members of the board of directors. Currently there are no disinterested directors serving on the Company's Board of Directors.

                            DESCRIPTION OF SECURITIES

     The Company is offering 1,200,000 shares of Common Stock, par value $.01 per share.

Common Stock

     The Company is authorized to issue up to 15,000,000 shares of Common Stock, of which 2,904,000 shares will be issued and outstanding as of the date of this Prospectus. All of the issued and outstanding shares of Common Stock will be fully paid, validly issued and non-assessable.

     Subject to the rights of holders of Preferred Stock, if any, holders of shares of Common Stock of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of Common Stock. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities of the Company, including Preferred Stock, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the shares of Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the Common Stock and the Common Stock is not subject to call. The holders of Common Stock do not have any pre-emptive or other subscription rights.

     Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings including the annual meeting, for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

Preferred Stock

     The Company's Certificate of Incorporation authorizes 100,000 shares of "blank check" Preferred Stock, whereby the Board of Directors of the Company shall have the authority, without further action by the holders of the outstanding Common Stock, to issue shares of Preferred Stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the term of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. As of the date of this Prospectus, there are no shares of Preferred Stock issued and outstanding and the Board of Directors has no present intention to issue any shares of Preferred Stock.

Class A Warrants

     In connection with the Bridge Financing, the Company issued 2,000,000 Class A Warrants included in the Bridge Units. Each Class A Warrant entitles the holder to purchase one (1) share of Common Stock at a price of $6.50 per share for a period of four (4) years commencing one (1) year from the Effective Date of this Offering. Each Class A Warrant is redeemable by the Company for $.05 per Class A Warrant, at any time after ____, 1997, upon thirty (30) days' prior written notice, if the closing price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded, The Nasdaq Small Cap Market, the National Quotation Bureau Incorporated, or the OTC Bulletin Board as the case may be, exceeds $9.00 per share for twenty (20) consecutive trading days ending within fifteen (15) days prior to the date of the notice of redemption. Upon thirty (30) days' written notice to all holders of Class A Warrants, the Company shall have the right, subject to compliance with Rule 13E-4 under the Securities Exchange Act of 1934 and the filing of Schedule 13E-4 and, if required, a post-effective amendment to this registration statement, to reduce the exercise price and/or extend the term of the Class A Warrants.

     The Class A Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Class A Warrants. If the Company does not or is unable to maintain a current effective registration statement, the holders of Class A Warrant certificates will be unable to exercise the Class A Warrants and the Class A Warrants may become valueless. Moreover, if the shares of Common Stock underlying the Class A Warrants are not registered or qualified for sale in the state in which a holder of Class A Warrant certificates resides, such holder might not be permitted to exercise the Warrants.

     Each Class A Warrant may be exercised by surrendering the warrant certificate, with the form of election to purchase on the reverse side of the Class A warrant certificate properly completed and executed, together with payment of the exercise price, to the Transfer Agent. The Class A Warrants may be exercised in whole or from time to time in part. If less than all of the Class A Warrants evidenced by a warrant certificate are exercised, a new Class A warrant certificate will be issued for the remaining number of Class A Warrants.

     Holders of the Class A Warrants are protected against dilution of the equity interest represented by the underlying shares of Common Stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the Company merges, reorganizes or is acquired in such a way as to terminate the Class A Warrants, the Class A Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Class A Warrants are not entitled to participate in the Company's assets.

     For the life of the Class A Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock. The exercise of the

Class A Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company.

Other Warrants to Purchase Common Stock

     On December 31, 1995, the Company issued 180,000 warrants to purchase Common Stock, at $4.17 per share (adjusted in connection with the Company's March stock split), for a period commencing on such date and ending on December 30, 2000. See "Certain Transactions."

     Each warrant may be exercised by surrendering the original warrant certificate with the form of election to purchase and payment of the exercise price multiplied by the number of such warrants exercised. Such warrants may be exercised in whole or from time to time in part. If less than all of such warrants are exercised, a new certificate will be issued for the remaining number of such warrants.

     The holders of such warrants have piggyback registration rights on the shares of Common Stock underlying such warrants, in accordance with certain procedures. All expenses in connection with such rights will be borne by the Company.

     Holders of such warrants are protected against dilution of the equity interest represented by the underlying shares of Common Stock upon the occurrence of certain events including, but not limited to, issuance of stock dividends. If the Company merges or consolidates or effects a sale, the holder shall have the right to purchase such securities or assets as may be issued or payable with respect to or in exchange for a number of shares of Common Stock equal to the number purchasable by such warrants.

     For the life of the warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock. The exercise of the warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company

     These warrants were issued on December 31, 1995 to Burton Kanter and Elliot Steinberg. The right to receive these warrants were initially granted to BFI (on August 30, 1995) pursuant to the sublicense agreement (although such warrants as issued contain different terms as initially contemplated). BFI assigned such rights (on October 16, 1995) to Messrs. Kanter and Steinberg in connection with the waiver of defaults relating to unsecured loans of $54,450 and $237,660, respectfully, owed by BFI to such persons (and affiliates), the deferment of such obligations of BFI and the conversion of such obligations of BFI into shares of capital stock of BFI upon the closing of the initial public offering of BFI, if the same occurs prior to December 31, 1996 (otherwise such obligations become due and payable). On February 19, 1996, these warrants were subsequently assigned to Sheridan Ventures, Ltd. and Rainy Day Holdings. See "Certain Relationships and Related Transactions."

Delaware Anti-Takeover Law

     As a Delaware corporation, the Company is subject to Section 203 of the General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owing 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by the directors who are also officers of the corporation and by certain employee stock plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and if such business combination is approved by a majority of the board members who were directors prior to any person's becoming an interested stockholder. The provisions of Section 203 requiring a super-majority vote to approve certain corporate transactions could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control or management of the Company.

Limitation on Liability of Directors

     In connection with the Offering, the Underwriter has agreed to indemnify the Company, its directors, and each person who controls it within the meaning of Section 15 of the Securities Act with respect to any statement in or omission from the registration statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriter specifically for or in connection with the preparation of the registration statement, the prospectus, or any such amendment or supplement thereto.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

     Article Eighth of the Company's Certificate of Incorporation provides for indemnification of officers and directors and Article Ninth eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the Delaware General Corporation Law. Provisions for indemnification are also contained in Article VIII of the Company's By-Laws.

     The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company does not currently have any liability insurance coverage for its officers and directors.


     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and other agents of the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Certain Market Information


     The Company has applied for the inclusion of the Common Stock on the OTC Bulletin Board under the symbol "SPRT". There can be no assurance that such application will be approved or that, if approved, a regular trading market for the Common Stock will develop after the Offering or that, if developed, a regular trading market will be sustained. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than a national securities exchange or Nasdaq and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for a national securities exchange or Nasdaq. In the event the Common Stock is not included on the OTC Bulletin Board, quotes for the Common Stock may be included in the "pink sheets" for the over-the-counter market. If the Company's Common Stock trades for less than $5.00 per share on the OTC Bulletin Board or the "pink sheets", it will become subject to the Commission's penny stock disclosure requirements. See "Risk Factors-

"Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Company's Common Stock."



     The Company's application for listing of its Common Stock on the Nasdaq SmallCap Market was denied by the Nasdaq staff, which denial was affirmed by the Listing Committee, because of Nasdaq's concerns regarding the Company's early stage of development, the Company's significant losses, the nominal revenue anticipated for 1996 and the lack of sufficient revenue producing contracts to meet its 1997 projections. The Company is in the process of appealing the determination of the Listing Committee and has requested the Review Committee to review the decision of the Listing Committee. There can be no assurance that an appeal by the Company to the Review Committee will be permitted or, if permitted, that an appeal will be successful. See "Risk Factors - Lack of Prior Market for Common Stock; No Assurance of Public Trading Market; Denial of Nasdaq Listing" and "Penny Stock Regulations May Impose Certain Restrictions on Marketability of the Company's Common Stock."


Transfer Agent & Registrar


     The transfer agent and registrar for the Company's securities is American Stock Transfer & Trust Company (the "Transfer Agent").

Shares Available for Future Sale


     Immediately prior to the sale of the Common Stock hereunder, the Company had an aggregate of 2,904,000 shares of its Common Stock issued and outstanding, all of which are "restricted securities" which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for a period of two years after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not affiliates of the Company and who have held their restricted securities for at least three years are not subject to the volume or transaction limitations.) Any such sales could have a material adverse effect on the market price for the Common Stock, should a trading market develop. See "Risk Factors - Shares Eligible for Future Sale May Adversely Affect the Market" and "Risk Factors - Additional Authorized Shares Available for Issuance May Adversely Affect the Market."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriter has agreed to purchase from the Company 1,200,000 Shares offered hereby from the Company all on a "firm commitment" basis, if any are purchased. The Underwriter has advised the Company that it proposes to offer the Shares to the public at $6.00 per Share as set forth on the cover page of this Prospectus and that it may allow to certain dealers who are NASD members concessions not to exceed $___ per Share, of which not in excess of $___ per Share may be reallowed to other dealers who are members of the NASD. After the initial public offering, the public offering price, concession and reallowance may be changed by the Underwriter. The Underwriter has informed the Company that it does not intend to confirm sales over which it exercises discretionary authority.

     The public offering price of the securities were arbitrarily determined by negotiations between the Company and the Underwriter and do not necessarily relate to the assets, book value or results of operations of the Company or any other established criteria of value.

     The Company has granted an option to the Underwriter, exercisable during the thirty (30) day period from the date of this Prospectus, to purchase up to a maximum of 180,000 additional Shares at the Offering prices, less the underwriting discount, to cover over-allotments, if any.


     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

     The Company has agreed to pay to the Underwriter a non-accountable expense allowance of three percent (3%) of the aggregate offering price of the securities offered by the Company hereby, including any securities purchased pursuant to the Over-Allotment Option.

     The Company has agreed to sell to the Underwriter, or its designees, for an aggregate purchase price of $120, an option (the "Underwriter's Purchase Option") to purchase up to an aggregate of 120,000 Shares. The Underwriter's Purchase Option shall be exercisable during a four (4) year period commencing one (1) year from the Effective Date. The Underwriter's Purchase Option may not be assigned, transferred, sold or hypothecated by the Underwriter until twelve
(12) months after the Effective Date of this Prospectus, except to officers of the Underwriter or to selling group members in this Offering. Any profits realized upon the sale of the securities issuable upon exercise of the Underwriter's Purchase Option may be deemed to be additional underwriting compensation. The exercise price of the shares of Common Stock issuable upon exercise of the Underwriter's Purchase Option during the period of exercisability shall be $9.90 per share. The exercise price of the Underwriter's Purchase Option and the number of shares covered thereby are subject to adjustment in certain events to prevent dilution. For the life of the Underwriter's Purchase Option, the holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other stockholders. The Company may find it more difficult to raise capital for its business if the need should arise while the Underwriter's Purchase Option is outstanding. At any time when the holders of the Underwriter's Purchase Option might be expected to exercise it, the Company would probably be able to obtain additional capital on more favorable terms.

     If the Company enters into a transaction (including a merger, joint venture, equity financing, debt financing, or the acquisition of another entity) introduced to the Company by the Underwriter, the Company has agreed to pay the Underwriter a finder's fee equal to five percent (5%) of the first $4,000,000 of consideration involved in the transaction, ranging in $1,000,000 increments down to two percent (2%) of the excess, if any, over $6,000,000.

     Upon the closing of the sale of the securities offered hereby, the Company will enter into a three (3) year financial advisory and investment banking agreement with the Underwriter, pursuant to which the Company will be obligated to pay the Underwriter $100,000 in advance upon the closing of the Offering, for financial and investment advisory services to the Company.

     The Underwriter shall have the option, subject to the approval of the Company, to appoint one individual to stand for election to the Company's Board of Directors for a period of three (3) years from the Effective Date. In lieu of nominating a director, the Underwriter may designate a non-director observer to attend meetings of the Company's Board of Directors for three (3) years after the Effective Date at the Company's discretion.

     The foregoing is a summary of certain provisions of the Underwriting Agreement and Underwriter's Warrant which have been filed as exhibits hereto.

     The Company was advised that the Securities and Exchange Commission issued an order on March 17, 1995 authorizing a private investigation concerning trading in the securities of Lasergate Systems, Inc. The Underwriter acted as underwriter of a public offering of securities of Lasergate Systems, Inc. in October 1994 and has acted as a market maker of that issuer's securities since that time. See "Risk Factors - Private Investigation Concerning Trading in Securities of Issuer Underwritten by Underwriter."

     The Company has been advised by the Underwriter that the NASD filed a complaint on September 18, 1996 (the "Complaint") against the Underwriter and various individuals associated or formerly associated with the Underwriter (collectively, the "Respondents"), alleging various violations of the Exchange Act and the NASD Rules of Fair Practice. The Complaint involves three companies whose initial public offerings were underwritten by the Underwriter. The Complaint alleges the use of fraudulent and manipulative devices in connection with the distribution and sale of securities of such companies; failure to comply with undertakings to submit various documents and information to the NASD's Corporate Financing Department for review and received unfair and unreasonable underwriting compensation in connection with transactions involving securities held by stockholders of such companies; fraudulent sales practices and unauthorized transactions with customers of the Underwriter; inadequate supervision of the activities of sales representatives relating to the various alleged violations; and inadequate written supervisory procedures to prevent the allegedly violative conduct. The Respondents have not yet filed an answer to the Complaint; however, it is their intention to deny all material allegations and alleged violations and to vigorously contest the proceeding. See "Risk Factors--Recent NASD Action Involving Underwriter."


     This is the _____ public offering underwritten by the Underwriter. The Underwriter is a licensed broker-dealer involved in, among other things, making inter-dealer markets and retailing corporate equity securities over-the-counter, underwriting, or participating as a selling group member, in corporate securities and investment banking services. The Underwriter is required and has performed due diligence activities in connection with this Offering in a customary manner consistent with those practices performed by other underwriters in the industry including financial, business and other due diligence. However, there can be no assurance that the Underwriter's limited experience as an underwriter of public offerings and in its due diligence activities will not adversely effect the proposed public offering of the securities and the subsequent development of a trading market, if any, or the market for and liquidity of the securities. Therefore, purchasers of the securities offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment. See "Risk Factors---Inexperienced Underwriter May Affect Trading Market."

     Determination of Public Offering Price

     Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Shares has been determined by negotiations between the Company and the Underwriter. Among the factors considered in the negotiations were the market price of the Company's Common Stock, an analysis of the areas of activity in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, the general condition of the securities market at the time of this Offering and the demand for similar securities of comparable companies. The public offering price of the securities does not necessarily bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company.

     The Company anticipates that the Common Stock will be listed for quotation on the OTC Bulletin Board under the symbol "SPRT" but there can be no assurances that an active trading market will develop, even if the securities are accepted for quotation. See "Description of Securities - Certain Market Information."

                                  LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon for the Company by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022. Bernstein & Wasserman, LLP, has served, and continues to serve, as counsel to the Underwriter in matters unrelated to this Offering. Hartley T. Bernstein, a partner at Bernstein & Wasserman, LLP, is a Bridge Lender and is the record owner of 60,000 shares of Common Stock and 250,000 Warrants. See "Bridge Financing." Certain legal matters will be passed upon for the Underwriter by Cohn & Birnbaum P.C., 100 Pearl Street, Hartford, CT 06103.

                                     EXPERTS

     Certain of the Financial Statements of the Company included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Holtz Rubenstein & Co., LLP, independent certified public accountants, whose reports thereon appear elsewhere herein and in the Registration Statement.

                                SPORTSTRAC, INC.
                          (A Development Stage Company)

                               REPORT ON AUDIT OF
                              FINANCIAL STATEMENTS

                        PERIOD APRIL 25, 1995 (INCEPTION)
                              TO DECEMBER 31, 1995

                                SPORTSTRAC, INC.
                          (A Development Stage Company)

                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----

Report of Independent Certified Public Accountants.......................F-2

Financial Statements:

   Balance sheets as of December 31, 1995 and
     June 30, 1996 (unaudited)...........................................F-3

   Statements of operations for the period April 25,
     1995 (inception) to December 31, 1995, six months
     ended June 30, 1996 (unaudited), and cumulative
     during development stage (unaudited)................................F-4

   Statements of stockholders' equity for the period
     April 25, 1995 (inception) to December 31, 1995
     and the six months ended June 30, 1996 (unaudited)..................F-5

   Statements of cash flows for the period April 25,
     1995 (inception) to December 31, 1995, six months
     ended June 30, 1996 (unaudited), and cumulative
     during development stage (unaudited)................................F-6

   Notes to financial statements......................................F-7 - F-12

Holtz Rubenstein & Co., LLP
Certified Public Accountants

                          Independent Auditors' Report


Board of Directors and Stockholders
SportsTrac, Inc.
Englewood, Colorado

We have audited the balance sheet of SportsTrac, Inc. (a development stage company) as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the period April 25, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SportsTrac, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the period April 25, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1, SportsTrac, Inc. is in the development stage and the Company's ability to continue in the normal course of business is dependent upon successful completion of its planned public offering of equity securities to raise capital and the success of future operations. These uncertainties raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                             /s/ Holtz Rubenstein & Co., LLP
                                                 HOLTZ RUBENSTEIN & CO., LLP

Melville, New York
January 15, 1996 (except for Note 5a, as to which the date is July 31, 1996, Note 5b, as to which the date is April 22, 1996, Note 7a, as to which the date is March 29, 1996 and Note 12, as to which the date is August 22, 1996)

125 Baylis Road, Melville, NY 11747-3823 o FAX 516/752-1742 o 516/752-7400
  [LOGO]
   DFK

                                SPORTSTRAC, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                                                 December 31,    June 30,
           ASSETS                                                   1995           1996
                                                                 ------------   -----------
                                                                                (Unaudited)
CURRENT ASSETS:
   Cash                                                          $    43,703    $   126,959
   Subscription receivable (Note 7)                                   15,500           --
                                                                 -----------    -----------
                                                                      59,203        126,959

LICENSED TECHNOLOGY, net of accumulated amortization
   of $25,640 and $61,808, respectively (Note 3)                     914,820        878,652

COMPUTER EQUIPMENT, net of accumulated depreciation
   of $1,100 and $3,098, respectively                                 21,058         45,708

DEFERRED OFFERING COSTS                                                 --          192,085

OTHER ASSETS                                                           1,100          1,900
                                                                 -----------    -----------

                                                                 $   996,181    $ 1,245,304
                                                                 ===========    ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Note payable, net of unamortized interest of
     $33,040 and $3,300, respectively (Notes 4 and 12)           $   666,960    $   346,700
   Bridge notes payable (Note 5)                                        --          750,000
   Accrued expenses (Note 7)                                          13,746        219,105
                                                                 -----------    -----------

                                                                     680,706      1,315,805
                                                                 -----------    -----------

COMMITMENTS (Note 8)

STOCKHOLDERS' EQUITY (DEFICIT):  (Note 7)
   Preferred stock, $.01 par value; authorized 100,000
     shares; no shares issued and outstanding                           --             --
   Common stock, $.01 par value; authorized 15,000,000 shares;
     2,424,000 and 2,904,000 shares issued and outstanding,
     respectively                                                     24,240         29,040
   Additional paid-in capital                                      1,112,760      1,413,960

   Deficit accumulated during the development stage                 (821,525)    (1,513,501)
                                                                 -----------    -----------

                                                                     315,475        (70,501)
                                                                 -----------    -----------

                                                                 $   996,181    $ 1,245,304
                                                                 ===========    ===========

                        See notes to financial statements

                                SPORTSTRAC, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                       Period
                                     April 25, 1995                  Cumulative
                                    (Inception) to    Six Months       During
                                      December 31,      Ended        Development
                                         1995       June 30, 1996       Stage
                                    --------------- -------------   ------------
                                                     (Unaudited)    (Unaudited)

REVENUES                              $     -        $     -        $     -
                                      -----------    -----------    -----------

COSTS AND EXPENSES:
 General and administrative (Note 7)      735,524        249,160        984,684
 Product design costs                      26,439         45,500         71,939
 Depreciation and amortization             26,740         38,166         64,906
 Interest (Notes 4 and 5)                  32,822        359,150        391,972
                                      -----------    -----------    -----------

                                          821,525        691,976      1,513,501
                                      -----------    -----------    -----------

NET LOSS       $  (821,525)   $  (691,976)   $(1,513,501)
                                      ===========    ===========    ===========

NET LOSS PER SHARE (Note 7)           $      (.26)   $      (.22)   $      (.49)
                                      ===========    ===========    ===========

Weighted average number of shares of
 common stock outstanding (Note 7)      3,114,000      3,114,000      3,114,000
                                      ===========    ===========    ===========


                        See notes to financial statements

                                SPORTSTRAC, INC.
                          (A Development Stage Company)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                    (Note 7)

                                                    Preferred Stock          Common Stock
                                                    ---------------          ------------            Additional
                                                               Par                        Par         Paid-in
                                                   Shares     Value       Shares         Value        Capital
                                                  ---------  --------   -----------   -----------   ------------
Balance, April 25, 1995                                -     $   --            --     $      --     $      --
Issuance of stock for cash at inception                -         --         240,000         2,400          (400)
Issuance of stock in exchange for notes payable        -         --       1,755,000        17,550       388,700
Issuance of stock for cash                             -         --         429,000         4,290        94,460
Issuance of options                                    -         --            --            --         630,000
Net loss                                               -         --            --            --            --
                                                   --------  --------   -----------   -----------   -----------

Balance, December 31, 1995                             -         --       2,424,000        24,240     1,112,760
Issuance of stock to bridge note holders (unaudited)   -         --         480,000         4,800       301,200
Net loss (unaudited)                                   -         --            --            --            --
                                                   --------  --------   -----------   -----------   -----------
Balance, June 30, 1996 (unaudited)                     -     $   --       2,904,000   $    29,040   $ 1,413,960
                                                   ========  ========   ===========   ===========   ===========


                                                       Deficit
                                                     Accumulated
                                                      During the
                                                     Development
                                                         Stage          Total
                                                     ------------   ------------
Balance, April 25, 1995                              $      --      $      --
Issuance of stock for cash at inception                     --            2,000
Issuance of stock in exchange for notes payable             --          406,250
Issuance of stock for cash                                  --           98,750
Issuance of options                                         --          630,000
Net loss                                                (821,525)      (821,525)
                                                     -----------    -----------
Balance, December 31, 1995                              (821,525)       315,475
Issuance of stock to bridge note holders (unaudited)        --          306,000
Net loss (unaudited)                                    (691,976)      (691,976)
                                                     -----------    -----------
Balance, June 30, 1996 (unaudited)                   $(1,513,501)   $   (70,501)
                                                     ===========    ===========



                        See notes to financial statements

                                SPORTSTRAC, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                     Period
                                                 April 25, 1995                 Cumulative
                                                 (Inception) to   Six Months      During
                                                   December 31,     Ended       Development
                                                      1995       June 30, 1996     Stage
                                                   -----------   ------------   ------------
 (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                        $  (821,525)   $  (691,976)   $(1,513,501)
                                                   -----------    -----------    -----------
   Adjustments to reconcile net loss to net
     cash used in operations:
       Amortization and depreciation                    26,740         38,166         64,906
       Amortization of imputed interest                 26,500        335,740        362,240
       Issuance of options                             630,000           --          630,000
       Increase in assets:
         Other assets                                   (1,100)          (800)        (1,900)
       Increase in liabilities:
         Accrued expenses                               13,746        205,359        219,105
                                                   -----------    -----------    -----------
       Total adjustments                               695,886        578,465      1,274,351
                                                   -----------    -----------    -----------
       Net cash used in operating activities          (125,639)      (113,511)      (239,150)
                                                   -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of licensed technology                 (300,000)          --         (300,000)
   Acquisition of computer equipment                   (22,158)       (26,648)       (48,806)
                                                   -----------    -----------    -----------
       Net cash used in investing activities          (322,158)       (26,648)      (348,806)
                                                   -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of stock                      85,250         15,500        100,750
   Proceeds from notes payable                         406,250           --          406,250
   Increase in deferred offering costs                    --         (192,085)      (192,085)
   Proceeds from Bridge notes payable                     --          750,000        750,000
   Repayment of notes payable                             --         (350,000)      (350,000)
                                                   -----------    -----------    -----------
       Net cash provided by financing activities       491,500        223,415        714,915
                                                   -----------    -----------    -----------
NET INCREASE IN CASH AND
   CASH EQUIVALENTS                                     43,703         83,256        126,959
CASH AND CASH EQUIVALENTS,
   beginning of period                                    --           43,703           --
                                                   -----------    -----------    -----------

CASH AND CASH EQUIVALENTS,
   end of period                                   $    43,703    $   126,959    $   126,959
                                                   ===========    ===========    ===========

                        See notes to financial statements

                                SPORTSTRAC, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

             PERIOD APRIL 25, 1995 (INCEPTION) TO DECEMBER 31, 1995
                       AND SIX MONTHS ENDED JUNE 30, 1996
  (Information with respect to the six months ended June 30, 1996 is unaudited)

1. Organization and Nature of Operations:

     SportsTrac, Inc. (the "Company") is a Delaware Corporation which was formed on April 25, 1995. Subsequent to formation, the Company entered into a sublicense agreement providing it with the exclusive right to manufacture and market a hand-eye coordination device with sports related and sports entertainment applications (see Note 3). The Company's fiscal year end is December 31.

     The Company is in the development stage, as defined in Statement of Financial Accounting Standard No. 7 ("FAS 7"). To date, the Company has devoted its efforts to various organizational activities, including negotiating of a sublicense agreement, developing its business strategy, hiring management personnel, raising capital, and undertaking preliminary activities for the commencement of operations. The Company has not generated any revenue to date and is presently evaluating the commercial value of the product obtained under its sublicense agreement. Although the Company has obtained an exclusive sublicense for the manufacture and marketing rights to a certain hand-eye coordination device, there can be no assurance that the Company will be successful in marketing any such product under this license.

     As reflected in the accompanying financial statements, the Company has incurred cumulative losses of approximately $1,514,000. The Company has entered into a letter of intent with an underwriter for the public sale of the Company's securities (see Note 7). Management is of the opinion that the proceeds of this proposed offering will be sufficient for the completion of its presently contemplated product development activities and to meet the working capital needs of the Company for more than the twelve-month period following the successful completion of this proposed offering, including the payment of certain indebtedness of the Company. There can be no assurance that additional financing will not be required to significantly penetrate the market and for continued operations. If additional financing is required, there is no assurance that such funds will be available to the Company. In addition, there is no assurance that the proposed public offering will occur.

     The above factors raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts and classification of liabilities that might result should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies:


     a. Depreciation and amortization

     Depreciation of computer equipment is computed using the straight-line method based over the estimated useful lives of the related assets (5 years).

     Amortization of licensed technology is computed using the straight-line method over the contractual period of the license (13 years).

     Amortization of financing costs in connection with bridge notes is computed using the straight-line method over a six month period.

     b. Income taxes

     Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     c. Statement of cash flows

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     d. Research and development costs

     Research and development costs are expensed as incurred.

     e. Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Licensed Technology:

     In August 1995, the Company entered into a thirteen year exclusive and world-wide sublicensing agreement for the rights to manufacture and market a hand-eye coordination device with sports related and sports entertainment applications for an aggregate price of $1,000,000. Certain of the Company's stockholders are also minority stockholders of the company in connection with the sublicensing agreement. The consideration consisted of a down payment of $300,000 and the issuance of a $700,000 note (see Note 4) which the company intends to pay with the proceeds of the proposed public offering as well as the issuance of warrants to purchase 180,000 shares of the Company's common stock at an exercise price of $4.17 per share (see Note 7c). These warrants were subsequently assigned and issued to related parties of the Company. In addition, the seller is entitled to a royalty equal to 8 1/2% of the cash receipts from the sale of products or services containing the licensed technology, excluding any revenue from installation, maintenance, consulting or other cash receipts not directly or indirectly related to such technology.

4. Note Payable:

     Note payable at December 31, 1995, issued in connection with the sublicense agreement discussed in Note 3, is non-interest bearing. This note is payable on the earlier of (i) the completion of a public offering of the Company's securities, or (ii) $350,000 on March 31, 1996 and the balance on July 31, 1996. On April 22, 1996, the Company repaid $350,000 from the proceeds received as disclosed in Note 5. On August 23, 1996, the Company repaid the remaining balance from the proceeds received as disclosed in Note 12.

     In accordance with APB Opinion No. 21, "Interest on Receivable and Payables," this note ($700,000) has been discounted to reflect its present value ($640,460) on September 1, 1995, utilizing an imputed rate of 12%. Amortization of interest is calculated using the straight-line method over the respective terms of the related note. Interest expense for the periods ended June 30, 1996 and December 31, 1995 related to this note were $29,740 and $26,500, respectively.

5. Bridge Notes Payable:

     a. At December 31, 1995, the Company has an agreement pursuant to which it will receive $400,000, in the months of January and February 1996, from third parties ("Bridge Lenders"), at 8% interest. These notes are due and payable upon the earlier of (i) June 30, 1996 or (ii) the completion of a public offering of the Company's securities. On July 31, 1996, the Bridge Lenders extended the terms for payment to be the earlier of (i) the completion of a public offering of the Company's Securities, or (ii) December 31, 1996. In exchange for making the loans to the Company each Bridge Lender received a "Bridge Note" and a "Bridge Unit". Each bridge unit is comprised of one share of common stock and five Class A Warrants. Each Class A Warrant is exercisable into one share of common stock at an exercise price of $6.50 per share during the four year period commencing one year from the effective date and may be redeemed if the market price of the common stock exceeds $9.00 per share. The total 400,000 shares of the Company's common stock represent a financing cost of $306,000 which will be amortized over six months or upon the successful completion of the public offering, whichever occurs first. In March 1996, as a result of the Company's
1.20 for 1 stock split, the total number of shares issued to the bridge lenders will be 480,000.

     The Company has agreed to register the shares of common stock included in the bridge units as well as the shares of common stock issuable upon exercise of the Class A Warrants in the first registration statement filed by the Company following the date of the loan.

     b. On April 22, 1996, the Company received an advance of $350,000 from a third party. This advance bears interest at the rate of 15% per annum and was used to pay off a portion of the note payable as disclosed in Note 4. This advance is payable on the earlier of (i) the completion of a public offering of the Company's securities, or (ii) on October 31, 1996.

6. Income Taxes:

     At June 30, 1996, the Company had a net operating loss carryforward for federal income tax purposes of approximately $167,000, which is available to offset future federal taxable income, if any, through 2010. A 100% valuation allowance has been provided for the deferred tax asset resulting from the net operating loss carryforward. Other temporary differences are insignificant.

7. Stockholders' Equity:

     a. Capitalization

     Pursuant to an amendment of the Company's certificate of incorporation in January 1996, the Company changed the number of authorized shares of common stock to 15,000,000 and authorized the issuance of 100,000 shares of preferred stock. All stock has a $.01 par value. Each share of common has one vote in all matters. The terms of the preferred stock are to be determined by the Board of Directors. In April 1995, the Company issued 240,000 shares of common stock for $2,000 ("Founders' Stock"). On January 17, 1996, the Company effected a 20 for 1 stock split. On March 29, 1996, the Company effected a 1.20 for 1 stock split. All references to number of shares and per share data in the financial statements and accompanying notes have been restated to reflect these stock splits as if it occurred as of December 31, 1995. As a result of the Company's
1.20 for 1 stock split a discount on the common shares of $400 has been recorded.

     During the period July 1995 through October 1995, the Company received advances aggregating $406,250. These advances bear interest at the rate of 10% per annum. On November 1, 1995, these notes were exchanged for 1,755,000 shares of common stock. Included in the accompanying balance sheet under the caption "Accrued Expenses" is approximately $6,300 of accrued interest related to those notes.

     a. Capitalization (Cont'd)

     In November 1995, the Company issued 429,000 shares of common stock for $98,750. Included in the accompanying balance sheet under the caption, "Subscription Receivable" is $15,500, which represents the unpaid portion for certain issued shares of common stock.

     During the months of January 1996 and February 1996, the Company issued 480,000 shares of common stock in connection with certain bridge loans as disclosed in Note 5.

     b. Stock option plans

     In November 1995, the Company adopted an Incentive Stock Plan ("the 1995 Plan") consisting of qualified and nonqualified stock options, restricted stock awards and stock appreciation rights, covering 480,000 shares of the Company's common stock. Qualified stock options under the Incentive Stock Plan are granted at an exercise price not less than the fair market value at the date of grant. No option may be exercised more than 10 years after the date of grant and no option granted to a 10% stockholder or greater may be exercised more than 5 years after the date of grant.

     Non-qualified options, restricted stock awards and freestanding stock appreciation rights may also be granted with any exercise price.

     All such options are authorized and approved by the Incentive Stock Plan Administrative Committee at the time of issuance. At June 30, 1996, 174,000 qualified and 36,000 non-qualified stock options have been granted at exercise prices equal to $.25 per share or in some instances the greater of $.25 per share or 25% of the initial public offering price. Included in the accompanying statements of operations for the period ended December 31, 1995 under the caption "General and Administrative Expenses" is an amount of $630,000 representing compensation expense for the aforementioned issuance of stock option using a fair value of $3.25 per share along with corresponding credit to additional paid-in capital.

     c. Warrants

     At June 30, 1996, the Company had outstanding warrants to purchase 180,000 shares of the Company's common stock at an exercise price of $4.17 per share. The warrants become exercisable on December 31, 1995 and expire on December 30, 2000.

     d. Loss per share

     Loss per share was computed by dividing net loss by the weighted number of shares outstanding. The inclusion of warrants has no impact on the calculation of loss per share using the treasury stock method.

     The Company is contemplating an initial public offering ("IPO"). Pursuant to Securities and Exchange Commission rules, common stock issued for consideration below the estimated IPO price during the 12 months before the filing of the registration statement has been included in the calculation of weighted average number of shares, as if such shares had been outstanding for all periods presented.

     d. Loss per share (Cont'd)

                                                                                        Cumulative
                                                                                          During
                                                        December 31,      June 30,      Development
                                                            1995            1996           Stage
                                                      ----------------  -------------   -----------
     Applicable common and common stock                                 (Unaudited)     (Unaudited)
       equivalent shares:
          Weighted average shares of common
            stock outstanding during the period          2,424,000        2,904,000      2,904,000
          Shares outstanding during the period
            resulting from the assumed exercise
            of stock options                               210,000          210,000        210,000
          Shares outstanding during period result-
            ing from issuance in connection with 0
            bridge loans                                   480,000               -               -
                                                       -----------     ------------    -----------
          Weighted average shares of common
            stock and equivalents outstanding
            during the period                            3,114,000        3,114,000      3,114,000
                                                       ===========     ============    ===========

     e. Reserved shares

     At June 30, 1996, the Company has 2,390,000 shares of common stock reserved for future issuances.

     f. Proposed public offering

     The Company intends to file a Registration statement on Form SB-2 in connection with a public offering of securities of the Company. The proposed transaction would be in the form of an offering consisting of a minimum number of shares of common stock. The proposed transaction, the maximum number of shares to be offered and the offering price will be dependent upon market conditions on the effective date. Accordingly, the extent to which this transaction will be successful, or if it will be successful at all, cannot be ascertained prior to its completion.

8. Commitments:

     The Company has entered into two leases for office space. The leases which are effective October 1, 1995, are for a six month period and provides monthly aggregate rental payments of approximately $2,000. Thereafter, the Company will continue to lease such premises on a month-to-month basis.


9. Fair Value of Financial Instruments:

     In 1995, the Company adopted Financial Accounting Standards Board Statement No. 107, which requires disclosures about the fair value of the Company's financial instruments. The methods and assumptions used to estimate the value of the following classes of financial instruments were:

     Current Assets and Current Liabilities: The carrying amount of cash and temporary cash investments, current receivables and payables and certain other short-term financial instruments approximate their fair value.

     The carrying amount and fair value of the Company's financial instruments are as follows:

                                    June 30, 1996            December 31, 1995
                              --------------------------    --------------------
                                 Carrying       Fair        Carrying     Fair
                                  Amount       Value         Amount      Value
                               -----------  -----------  -----------  ----------
                               (Unaudited)  (Unaudited)

Cash and cash equivalents      $  126,959   $  126,959   $   43,703   $   43,703
Subscription receivable              --           --         15,500       15,500
Notes payable                   1,096,700    1,096,700      666,960      666,960
Other current liabilities         219,105      219,105       13,746       13,746

10. Supplementary Information - Statement of Cash Flows:

     During the period ended December 31, 1995, notes payable totaling $700,000 were incurred for the purchase of licensed technology as disclosed in Note 4. Also, certain advances aggregating $406,250 were exchanged for 1,755,000 shares of common stock in satisfaction of repayment, as well as the issuance of 480,000 shares of the Company's common stock representing a financing cost of $306,000 in connection with certain bridge loans. Additionally, no payments of interest or income taxes were made during the periods ended June 30, 1996 and December 31, 1995.

11. Unaudited Financial Statements:

     The financial statements as of June 30, 1996 and the six months ended June 30, 1996 are unaudited; however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for this interim period have been made. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

12. Subsequent Event:


     On August 22, 1996, the Company received an advance of $350,000 from one of the Bridge Lenders disclosed in Note 5a. This advance bears interest at the rate of 15% per annum and was used to pay off the balance of the note payable as disclosed in Note 4. This advance is payable on the earlier of (i) the completion of a public offering of the Company's securities, or (ii) on December 31, 1996.

     No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful.

                                   ----------

                                TABLE OF CONTENTS
                                                         Page
                                                         ----

          Available Information.........
          Prospectus Summary............
          The Company...................
          The Offering..................
          Summary Financial
            Information.................
          Risk Factors..................
          Use of Proceeds...............
          Dilution......................
          Capitalization................
          Dividend Policy...............
          Selected Financial Data.......
          Management's Discussion and
           Analysis of Financial
           Condition and Plan of
           Operations...................
          Business......................
          Management....................
          Principal Stockholders........
          Certain Transactions..........
          Description of
           Securities...................
          Underwriting..................
          Legal Matters.................
          Experts.......................
          Financial Statements..........

                                   ----------

     Until ______, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                        1,200,000 Shares of Common Stock

                                SportsTrac, Inc.



                             -----------------------

                                   PROSPECTUS

                             -----------------------



                           Sterling Foster & Co., Inc.



                                ___________, 1996



                             -----------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 24. Indemnification of Directors and Officers.

     In connection with the Offering, the Underwriter agreed to indemnify the Company, its directors, and each person who controls it within the meaning of
Section 15 of the Act with respect to any statement in or omission from the registration statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriter specifically for or in connection with the preparation of the registration statement, the prospectus, or any such amendment or supplement thereto.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of Stockholders or otherwise.

     Article Eighth of the Company's Certificate of Incorporation provides for indemnification of officers and directors and Article Ninth eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the Delaware General Corporation Law. Provisions for indemnification are also contained in Article VIII of the Company's By-Laws.

     The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company does not currently have any liability insurance coverage for its officers and directors.

     Items 25. Other Expenses of Issuance and Distribution.


            The estimated expenses in connection with this Offering are as follows:

          SEC filing fee ...............................   $ 13,229.15
          The Nasdaq Small Cap Market
            filing fee .................................   $ 10,000
          NASD filing fee ..............................   $  3,865
          Accounting fees and expenses* ................   $ 50,000
          Legal fees and expenses* .....................   $175,000
          Blue Sky fees and expenses* ..................   $ 55,000
          Printing and engraving* ......................   $ 40,000
          Transfer Agent's and Registrar's fees ........   $  2,500
          Miscellaneous expenses* ......................   $    405.85

          Total ........................................   $350,000
                                                           ========
-----------
* Estimated

     Item 26. Recent Sales of Unregistered Securities.

     The following information sets forth all securities of the Company sold by it since inception, which securities were not registered under the Securities Act of 1933, as amended:

     From inception to November 1995, the Company issued an aggregate of 2,424,000 shares of its common stock to 14 shareholders (Jelsin Investment Limited, K.A.M. Group, Inc., Kanter Family Foundation, Janis Kanter, Joel Kanter, Joshua Kanter, M.D. Funding, Inc., Michael Mellman, Marc Silverman, W.S. Ventures, The Holding Company, Windy City, Inc., Rick Alber and Bigelow Ventures, Inc.) for aggregate consideration of $507,000. On December 31, 1995 the Company issued warrants to purchase up to 180,000 shares of Common Stock at an exercise price of $4.17 ( adjusted for the Company's March stock split) per share through December 30, 2000. These warrants were issued to Burton Kanter and Elliott Steinberg. The right to receive these warrants were initially granted to BFI (on August 30, 1995) pursuant to the sublicence agreement (although such warrants as issued contain different terms as initially contemplated). BFI assigned such rights (on October 16, 1995) to Messrs. Kanter and Steinberg in connection with the waiver of defaults relating to unsecured loans of $54,450 and $237,660, respectively, owed by BFI to such persons (and affiliates), the deferment of payment of such obligations of BFI and the conversion of such obligations of BFI into shares of capital stock of BFI upon the closing of the initial public offering of BFI if the same occurs prior to December 31, 1996 (otherwise such obligations will become due and payable). On February 19, 1996, these warrants were subsequently assigned to Sheridan Ventures, Ltd. and Rainy Day Holdings.

     From December 1995, through February 1996, the Company borrowed an aggregate of $400,000 from ten (10) lenders (the "Bridge Lenders"): Ulster Investments Ltd ($100,000); The Holding Company ($65,000); Dune Holdings, Inc. ($100,000); Solomon A. Weisgal, as trustee ($15,000); Howard Kirschbaum as Custodian for Brian Kirschbaum under the Uniform Gift to Minors Act ($5,000); Scott Sinar ($5,000); Matthew Harriton ($20,000); John LaFalce ($10,000); Michael Lulkin ($30,000); and Hartley T. Bernstein ($50,000). None of the Bridge Lenders are affiliated with the Company other than Solomon A. Weisgal, a director of the Company and The Holding Company, a principal Stockholder of the Company. Burton W. Kanter is the President of The Holding Company. Mr. Kanter is the father of Joel Kanter, a principal stockholder of the Company and Josh Kanter, a director and Secretary of the Company. Ulster Investment Ltd. Is an Antigua corporation which is owned by the St. John's Trust. The beneficiaries of the St. John's Trust are the members of the family of Burton W. Kanter (but not including Burton W. Kanter), including Josh Kanter, Joel Kanter and Janis Kanter, all of whom are shareholders of the Company. In exchange for making loans to the Company, each Bridge Lender received (i) a promissory note (each a "Bridge Note") and (ii) Bridge Units (aggregate 400,000 of such Bridge Units). Each of the Bridge Units is comprised of one (1) share of Common Stock and five
(5) Class A Warrants. Each of the Bridge Notes bears interest at the rate of eight percent (8%) per annum. The Bridge Notes are due and payable upon the earlier of (i) December 31, 1996 or (ii) the closing of an initial underwritten public offering of the Company's securities. The Company intends to use a portion of the proceeds of this Offering to repay the Bridge Lenders. See "Use of Proceeds." The Company entered into the bridge financing transactions because it required additional financing and no other sources of financing were available to the Company at that time. With respect to the bridge financing, the Company did not engage a placement agent, the Bridge Lenders were identified by the Company's officers and directors, and no other solicitations were made. See "Description of Securities."

     The Company has relied on Section 4(2) of the Securities Act of 1933, as amended, for its private placement exemption, such that the sales of the securities were transactions by an issuer not involving any public offering.

     All of the aforesaid securities have been appropriately marked with a restricted legend and are "restricted securities" as defined in Rule 144 of the rules and the regulations of the Securities and Exchange Commission, Washington D.C. 20549. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the Registrant, its business, financial and other matters. Transactions by the Registrant involving the sales of these securities set forth above were issued pursuant to the "private placement" exemptions under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The Registrant has been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act of 1933, as amended, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The Transfer Agent and registrar of the Registrant will be instructed to mark "stop transfer" on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an exemption therefrom is determined.

     Item 27. Exhibits.
              ---------


     1.01     Form of Underwriting Agreement.



     1.02     Form of Selected Dealers Agreement.


     1.03     Form of Financial Consulting Agreement.

     3.01     Certificate of Incorporation of the Company.

     3.02     By-Laws of the Company.

     4.01     Specimen Certificate for shares of Common Stock.

     4.02     Specimen Certificate for Class A Warrants.

     4.03     Form of Warrant Agreement.


     4.04     Form of Underwriter's Purchase Option.


     4.06     Intentionally Omitted.

     4.07     Intentionally Omitted.


     5.01     Opinion of Bernstein & Wasserman, LLP, counsel to the Company.


     10.01    Intentionally omitted.

     10.02    1995 Stock Plan.

     10.03 Sublicense Agreement dated as of August 30, 1995 between Company and Biofactors, Inc.

     10.04 Agreement dated as of August 30, 1995 by and among Systems Technology, Inc., Biofactors, Inc. and the Company.

     10.05 Bridge Loan Agreements and Related Promissory Notes. 10.06(A) Amended Bridge Loan Agreements.


     10.06(B) Amended Bridge Loan Agreements dated June 27, 1996.

     10.06(C) Amended Bridge Loan Agreements dated July 31, 1996.

     10.06(D) Amended Bridge Loan Agreements dated September 4, 1996.


     10.07    The Study.



     10.08 Agreement dated August 8, 1996 between the Company and The Palm Springs Suns*



     10.09    Agreement dated August 8, 1996 between the Company and U.S.
              Golf, Inc.*



     23.01    Consent of Bernstein & Wasserman, LLP (to be included in Exhibit
              5.01).


     23.02 Consent of Holtz Rubenstein & Co., LLP, Independent Certified Public Accountants.*

     99.01    Consent of Matthew Wilson.

     99.02    Consent of Stanley Johnson.

     99.03    Consent of R. Wade Allen.

     99.04    Consent of Dr. Michael Mellman.

     99.05    Consent of Marc Silverman.
----------
     * Filed herewith. All other Exhibits previously filed.

     Item 28. Undertakings.

     (a) Rule 415 Offering

     The undersigned Registrant will:

     1. File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:


     (i) Include any prospectus required by Section 10(a)(3) of the Act;

     (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) Include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

     (b) Equity Offerings of Nonreporting Small Business Issuers

     The undersigned Registrant will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (c) Indemnification

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 22 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) Rule 430A

     The undersigned Registrant will:

     1. For determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.

     2. For any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in New York on October 9, 1996.


                              SPORTSTRAC, INC.


                              By: /s/ Marc R. Silverman
                                  ------------------------------------------
                                     Marc R. Silverman
                                     President, Chief Executive Officer, Chief
                                     Financial Officer, Principal Accounting
                                     Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendments thereto has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                              Title                      Date
     ---------                              -----                      ----


     /s/Michael Mellman, MD       Chairman of the Board          October 9, 1996
     ------------------------  and Director
     Michael Mellman, MD



     /s/Marc R. Silverman         Chief Executive Officer,       October 9, 1996
     ------------------------     President, Chief Financial
     Marc R. Silverman            Officer, Principal Accounting
                                  Officer and Director



     /s/Elliot Steinberg          Director                       October 9, 1996
     ------------------------
     Elliot Steinberg



     /s/Solomon A. Weisgal        Director                       October 9, 1996
     ------------------------
     Solomon A. Weisgal



     /s/Joshua S. Kanter          Director and                   October 9, 1996
     ------------------------     Secretary
     Joshua S. Kanter